Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

dated as of  February 14, 2018

among

SANCHEZ ENERGY CORPORATION,

as Borrower,

ROYAL BANK OF CANADA,
           as Administrative Agent,

ROYAL BANK OF CANADA,
           as Collateral Agent,

RBC CAPITAL MARKETS,
as Arranger

and

THE LENDERS PARTY HERETO

Sanchez Energy Third Amended

and Restated Credit Agreement

i

Section 12.22	Keepwell	97

Annex 1	Aggregate Commitment Amount

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	U.S. Tax Compliance Certificates (F-1 through F-4)
Exhibit G	Form of Repayment Notice
Exhibit H	Form of Guaranty

Schedule 7.01	Corporate Organizational Chart
Schedule 7.05	Litigation
Schedule 7.14	Subsidiaries
Schedule 7.20	Swap Agreements

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 14, 2018, is among SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), ROYAL BANK OF CANADA (“RBC”), as administrative agent for the Lenders (hereinafter defined) (in such capacity, together with its successors in such capacity, the “Administrative Agent”), ROYAL BANK OF CANADA, as collateral agent for the Lenders and the other Secured Parties (in such capacity, together with its successors in such capacity, the “Collateral Agent”), and each of the Lenders from time to time party hereto.

RECITALS

A.            Borrower, SEP Holdings III, LLC, a Delaware limited liability company (“SEP”), and SN Marquis LLC, a Delaware limited liability company (“SN Marquis”; Borrower, SEP and SN Marquis collectively called the “2012 Credit Agreement Borrowers”), Capital One, National Association, as administrative agent (the “2012 Credit Agreement Agent”) and the lenders party thereto (the “Original Lenders”) were parties to that certain Credit Agreement dated as of November 15, 2012 (the “2012 Credit  Agreement”).

B.            In order to secure the full and punctual payment and performance of the obligations of the 2012 Credit Agreement Borrowers under the 2012 Credit Agreement and the other Loan Documents (as defined in the 2012 Credit Agreement), the 2012 Credit Agreement Borrowers executed and delivered mortgages, deeds of trust, collateral assignments, security agreements, pledge agreements and financing statements in favor of the 2012 Credit Agreement Agent (collectively, the “2012 Security Documents”) granting first priority mortgage liens and continuing security interests in and to the collateral described in such 2012 Security Documents.

C.            The 2012 Credit Agreement was amended and restated in its entirety by that certain Amended and Restated Credit Agreement dated as of May 31, 2013 among the 2012 Credit Agreement Borrowers and SN Cotulla Assets, LLC, a Texas limited liability company (“SN Cotulla”; SN Cotulla together with SEP and SN Marquis collectively called the “Subsidiary Former Borrowers”), as co-borrowers, Capital One, National Association, as resigning administrative agent and issuing bank, Royal Bank of Canada, as successor administrative agent and issuing bank, Capital One, National Association, as syndication agent, and Compass Bank and SunTrust Bank, as co-documentation agents, and the lenders party thereto (the “2013 Credit Agreement”).

D.            The 2013 Credit Agreement was amended and restated in its entirety by that certain Second Amended and Restated Credit Agreement dated as of June 30, 2014 among the Borrower, as borrower, the Subsidiary Former Borrowers, as guarantors, Royal Bank of Canada, as administrative agent and issuing bank, Capital One, National Association, as syndication agent, and Compass Bank and SunTrust Bank, as co-documentation agents, and the lenders party thereto (the “2014 Credit Agreement Lenders”) (the “2014 Credit Agreement”).

E.            The Borrower has requested certain amendments to the 2014 Credit Agreement including (i) reducing the total “Commitment” thereunder to $25,000,000, (ii) reducing to one the number of “Lenders” thereunder, (iii) extending the “Maturity Date” thereunder, and (iv)

making certain other amendments.  In connection with such request, each 2014 Credit Agreement Lender other than Royal Bank of Canada has assigned to Royal Bank of Canada, and Royal Bank of Canada has assumed, each such other 2014 Credit Agreement Lender’s “Elected Commitment” and “Maximum Credit Amount” as defined in the 2014 Credit Agreement.

F.             Royal Bank of Canada, as the only continuing Lender, has agreed to amend and restate in its entirety the 2014 Credit Agreement on the terms and conditions set forth herein, to effect such requested amendments.

G.            In consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Subsidiary Former Borrowers and the other “Guarantors” under the 2014 Credit Agreement (as more fully defined below, collectively, the “Existing Guarantors”), the Administrative Agent, Royal Bank of Canada, as the Issuing Bank (hereinafter defined) and Royal Bank of Canada, as the only continuing Lender, do hereby agree that the 2014 Credit Agreement is amended and restated in its entirety as set forth herein.  It is the intention of the Borrower, the Existing Guarantors, the Lenders, Royal Bank of Canada, as the Issuing Bank, and the Administrative Agent, that this Agreement supersede and replace the 2014 Credit Agreement in its entirety; provided, that, (a) such amendment and restatement shall operate to renew, amend and modify the rights and obligations of the parties under the 2014 Credit Agreement, as applicable and as provided herein, but shall not effect a novation thereof, (b) unless otherwise provided for herein and evidenced by a separate written agreement, amendment or release, no other Loan Document, as defined in, and executed and/or delivered pursuant to the terms of, the 2014 Credit Agreement (collectively, the “Existing Loan Documents”) shall be amended, terminated or released in any respect and all of such other Existing Loan Documents shall remain in full force and effect except that the Borrower, the Existing Guarantors and Royal Bank of Canada, as the only continuing Lender, agree that by executing this Agreement the definition of “Credit Agreement” contained in such Existing Loan Documents shall be amended to include this Agreement and all future amendments hereto, and (c) the Liens (hereinafter defined) securing the obligations under and as defined in the 2014 Credit Agreement and granted pursuant to the Existing Loan Documents and the liabilities and obligations of the Borrower and the Existing Guarantors in respect of such Liens shall not be extinguished, but shall be carried forward and assigned to the Collateral Trustee, and such Liens shall secure the Obligations (hereinafter defined) and the First Lien Senior Secured Note Obligations, in each case, as renewed, amended, restated, extended and modified hereby and by the Security Instruments (hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the 2014 Credit Agreement is amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01         Terms Defined Above.  As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02         Certain Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2012 Credit Agreement” has the meaning given in Recital A.

“2012 Credit Agreement Agent” has the meaning given in Recital A.

“2012 Credit Agreement Borrowers” has the meaning given in Recital A.

“2012 Security Documents” has the meaning given in Recital B.

“2013 Credit Agreement” has the meaning given in Recital C.

“2014 Credit Agreement” has the meaning given in Recital D.

“2014 Credit Agreement Lenders” has the meaning given in Recital D.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means one or more acquisitions by the Loan Parties of Oil and Gas Properties.

“Acquisition I” means SR Acquisition I, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Borrower.

“Acquisition III” means SR Acquisition III, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” has the meaning given in the introductory paragraph.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.05.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Aggregate Commitment Amount” at any time shall equal the sum of the Commitments, as the same may be reduced or terminated pursuant to Section 2.06. As of the Third Amended and Restated Effective Date, the Aggregate Commitment Amount is $25,000,000.

“Agreement” means this Third Amended and Restated Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month interest period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate and the Adjusted LIBO Rate, respectively.

“Applicable Margin” means, for any day with respect to any ABR Loan or Eurodollar Loan, or with respect to the Letter of Credit Fee Rate or Commitment Fee Rate, as the case may be, the rate per annum set forth in the Utilization Grid below based upon the Utilization Percentage then in effect:

Utilization Grid

Utilization Percentage	<50%	>50%
ABR Loans	1.50%	2.25%
Eurodollar Loans	2.50%	3.25%
Letter of Credit Fee Rate	2.50%	3.25%
Commitment Fee Rate	0.50%	0.50%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment Amount represented by such Lender’s Commitment as such percentage is set forth on Annex I or in an Assignment and Assumption Agreement, as the case may be, as such percentage may be modified from time to time pursuant to Section 2.06.

“Approved Counterparty” means (i) any Person who at the time a Swap Agreement was entered into was (a) a Lender or any Affiliate of a Lender, (b) a Person who had been a “Lender” under the 2013 Credit Agreement or any Affiliate of such a Person, (c) a Person who had been a 2014 Credit Agreement Lender or any Affiliate of such a Person, or (d) Shell Energy North America (US), L.P., Koch Supply & Trading, LP, BP Energy Company, Citibank, N.A., JPMorgan Chase Bank, N.A., or any of their respective Affiliates, or (ii) any Person whose issuer rating or long term senior unsecured debt rating, at the time of entry into the applicable Swap Agreement, is, or, at the time such Person or any Affiliate thereof first entered into a Swap

Agreement with a Loan Party after the date of this Agreement, was, BBB / Baa2 by S&P or Moody’s (or their equivalent) or higher (or whose obligations under the applicable Swap Agreement are guaranteed by an Affiliate of such Person who, at the time of entry into the applicable Swap Agreement, meets, or, at the time such Person or any Affiliate thereof entered into such first such Swap Agreement, met, such rating standards).

“Approved Fund” means (a) a CLO or (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Approved Petroleum Engineers” means Ryder Scott Company, L.P. or any other nationally recognized independent petroleum engineer selected by the Borrower.

“Arranger” means RBC Capital Markets.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit E or any other form approved by the Administrative Agent.

“Availability” means, at any time, (a) the then effective Aggregate Commitment Amount minus (b) the aggregate principal amount of Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Availability Period” means the period from and including the Third Amended and Restated Effective Date to but excluding the Termination Date.

“Bank Product” means any of the following products, services or facilities extended to the Borrower or any Subsidiary by a Lender or any of its Affiliates: (a) cash management services including, without limitation, any services provided in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services; (b) commercial credit card and merchant card services; and (c) leases and other banking products or services as may be requested by Borrower or any Subsidiary, other than Letters of Credit.

“Bank Product Provider” means any Lender or any of its Affiliates that extends a Bank Product to the Borrower or any Subsidiary.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire within one year by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement or similar agreement until consummation of the transaction or, as applicable, series of related transactions contemplated thereby.

“Benefiting Loan Party” means a Loan Party for which funds or other support are necessary for such Loan Party to constitute an Eligible Contract Participant.

“Board” means the Board of Governors of the Federal Reserve System of the U.S. or any successor Governmental Authority.

“Board of Directors” means:

(a)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)           with respect to a limited partnership, the Board of Directors of the general partner of the partnership;

(c)           with respect to a limited liability company, the manager or managers, the managing member or members or any controlling committee of managers or managing members thereof; and

(d)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the First Lien Senior Secured Note Trustee.

“Borrower” has the meaning given in the introductory paragraph.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas or New York, New York, are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in dollar deposits are carried out in the London interbank market.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(a)           in the case of a corporation, corporate stock;

(b)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Restricted Subsidiaries having a fair market value in excess of $10,000,000.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change of Control” means the occurrence of any of the following:

(a)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interests of the Restricted Subsidiaries) of the Borrower and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(b)           the adoption by the stockholders of the Borrower of a plan relating to the liquidation or dissolution of the Borrower; or

(c)           the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower, measured by voting power rather than number of shares, units or the like; provided that, solely to the extent that a Change of Control would result under this clause (iii) from the sale of any assets or properties used or useful in the Oil and Gas Business by any Permitted Holder to the Borrower or any Restricted Subsidiary for Equity Interests, a Change of Control shall be deemed not to have occurred

Notwithstanding the preceding, a conversion of the Borrower or any of its Restricted Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity, an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or the transfer or redomestication of the Borrower to or in another jurisdiction shall not, in any case, constitute a Change of Control, so long as following such conversion, exchange, transfer or redomestication, the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Borrower immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or Beneficially Own sufficient Equity Interests in such entity or its general partner, as applicable, to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person,” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 5.01(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any Governmental Authority with respect to the implementation of the Basel III Accord shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, including if such date is before a Lender became a party to this Agreement.

“CLO” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means collectively, Property which is pledged to secure the Obligations and the First Lien Senior Secured Note Obligations pursuant to one or more Security Instruments.

“Collateral Agent” has the meaning given in the introductory paragraph.

“Collateral Trust Agreement” means (a) a Collateral Trust Agreement (in form approved by the Administrative Agent) among the Borrower, the other Loan Parties, the Collateral Agent, the First Lien Senior Secured Note Trustee and the Collateral Trustee dated as of the Third

Amended and Restated Effective Date, and (b) if the First Lien Senior Secured Note Obligations are refinanced or replaced in accordance with the terms of such Collateral Trust Agreement, any successor agreement entered into in accordance with such terms, in each case as the same may be amended, modified, supplemented or restated from time to time in accordance with the terms of the then effective Collateral Trust Agreement.

“Collateral Trustee” means RBC, in its capacity as collateral trustee under the Collateral Trust Agreement or any successor collateral trustee reasonably acceptable to the Administrative Agent.

“Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Commitment,” evidencing the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b).

“Commitment Fee Rate” means the rate specified as such in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.

“Consolidated Subsidiaries” means each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and such Lender’s LC Exposure at such time.

“Debt” means, for any Person, the sum of the following (without duplication):  (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services excluding accounts payable and accrued obligations incurred in the ordinary course of business with respect to which no more than 90 days have elapsed since the date such payables were due to be paid; (d) all Capital Lease Obligations; (e) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person to the extent of the lesser of the amount of such Debt and the fair market value of the Property encumbered thereby as determined by such Person in good faith; and (f) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss.

For the sake of clarity, obligations under Swap Agreements shall not constitute Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the U.S., and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, or an Issuing Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and purchase participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Disposition” means any sale, transfer, conveyance or other disposition.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the U.S. or any state thereof or the District of Columbia.

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Engineered Value” means the value attributed to the Oil and Gas Properties in the applicable Reserve Report based upon the discounted present value of the estimated net cash flow to be realized from the production of Hydrocarbons from such Oil and Gas Properties as set forth in such applicable Reserve Report.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to public health and safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.  The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary are located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply with respect to Property located in such state or other jurisdiction.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is exercisable for, convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary is treated as a “single employer” under Section 414(b) or (c) of the Code, or solely for the proposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of a failure to meet the minimum funding standards under Section 412 or 430 of the Code or Section 303 of ERISA; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the determination that any Plan is considered an “at risk” plan or a plan in endangered or critical status within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning given in Section 10.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Swap Obligation, if and to the extent that, all or a portion of the joint and several liability or the guaranty of such Loan Party for, or the grant by such Loan Party of a security interest or other Lien to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or the grant of such security interest or other Lien becomes effective with respect to, or any other time such Loan Party is by virtue of such guarantee or grant of such security interest or other Lien otherwise deemed to enter into, such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee, security interest or other Lien is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise taxes (i) imposed on (or measured by) its net income (however denominated) by the U.S. or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits  taxes (i) imposed by the

U.S. or any similar tax imposed by any other jurisdiction in which the Borrower is located, or (ii) that are Other Connection Taxes, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c) and (d) any federal withholding Taxes imposed under FATCA.

“Existing Guarantors” means SN Palmetto, SN Marquis, SN Cotulla, SN Operating, SN TMS, SN Catarina, SN Maverick and Ranch.

“Existing Loan Documents” has the meaning given in Recital G.

“Existing Unrestricted Subsidiaries” means SN UR Holdings, SN Services SN Terminal, SN Midstream, LLC, SN Comanche, UnSub GP, UnSub Holdings, UnSub LP, Resources, SR TMS, Acquisition I, Acquisition III, and SN Capital.

“Family” means (a) an individual, (b) such individual’s spouse, (c) any other natural person who is related to such individual or such individual’s spouse within the second degree of kinship and (d) any other natural person who has been adopted by such individual.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Flood Insurance” means federally backed flood insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FEMA” means the Federal Emergency Management Agency, a component of the United States Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.  Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements of the Borrower and its Consolidated Subsidiaries referred to in Section 7.04(a).

“First Lien Senior Secured Note Indenture” means that certain Indenture dated as of the date hereof, among the Borrower, the guarantors party thereto and the First Lien Senior Secured Note Trustee.

“First Lien Senior Secured Note Obligations” means any principal (including reimbursement obligations), interest (including all interest, fees and expenses accrued thereon after the commencement of any Insolvency or Liquidation Proceeding at the rate, including any applicable post-default rate even if such interest, fee or expense is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), penalties, fees, charges, expenses, indemnifications, reimbursements, damages, guarantees and other liabilities or amounts payable under the First Lien Senior Secured Note Indenture or the First Lien Senior Secured Notes or in respect thereto.

“First Lien Senior Secured Note Holder” means a Person in whose name a First Lien Senior Secured Note is registered.

“First Lien Senior Secured Note Trustee” means Delaware Trust Company, in its capacity as trustee under the First Lien Senior Secured Note Indenture, together with its successors in such capacity.

“First Lien Senior Secured Notes” means notes issued under the First Lien Senior Secured Note Indenture”.

“Flood Insurance” means, for any owned real property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets or exceeds the requirements, if any, applicable with respect to such property set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.

“Flood Insurance Regulations” means (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Loan Parties are located.  For purposes of this definition, the U.S.,

each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time, subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties, the Administrative Agent, any Issuing Bank or any Lender.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guaranty” means the guaranty to be executed by the Guarantors dated the Third Amended and Restated Effective Date, substantially in the form of Exhibit H.

“Guarantors” means collectively all Restricted Subsidiaries of Borrower and “Guarantor” individually means any one of them.  As of the Third Amended and Restated Effective Date, the Guarantors are the Existing Guarantors.

“Hazardous Materials” means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation:  (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls, or radon.

“Highest Lawful Rate” means, with respect to each Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by such Lender under applicable laws with respect to an obligation, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.  The determination of the Highest Lawful Rate shall, to the extent required by applicable law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” has the meaning given such term in the First Lien Senior Secured Note Indenture.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning given in Section 12.03(b).

“Insolvency or Liquidation Proceeding” has the meaning given such term in the Collateral Trust Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement attached as an exhibit to the First Lien Senior Secured Note Indenture to be entered into by the Collateral Trustee as “Priority Lien Representative” (as defined in the Intercreditor Agreement) on behalf of each Secured Party as a “Priority Lien Secured Party” (as defined in the Intercreditor Agreement).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each calendar quarter and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest

Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” has the meaning given such term in the First Lien Senior Secured Note Indenture.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuing Bank” means RBC, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.07(i).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit (other than any portion of any Letters of Credit that has been cash collateralized in accordance with Section 2.07(j)) at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower or entered into by the Borrower with an Issuing Bank relating to any Letter of Credit.

“Letter of Credit Fee Rate” means the rate specified as such in the definition of “Applicable Margin”.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period the greater of (a) zero percent (0%) per annum and (b) the ICE Benchmark Administration LIBO rate appearing on Reuters Libor Rates LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the

Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” has the meaning given such term in the First Lien Senior Secured Note Indenture.

“Liquidate,” “Liquidated” and “Liquidation” when used in reference to any Swap Agreement or any portion thereof have the correlative meanings to the term “Swap Liquidation”.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Security Instruments, the Guaranties and all other agreements, instruments, documents and certificates (other than Swap Agreements, agreements relating to Bank Products, and participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) executed and delivered by any Loan Party to the Administrative Agent or any Lender (or, in the case of the Security Instruments, the Collateral Trustee (or its predecessor)) in connection with this Agreement or the transactions contemplated hereby.

“Loan Parties” means the Borrower, each Guarantor and each Restricted Subsidiary that is a party to any Loan Document.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their obligations under the Loan Documents, (c) the validity or enforceability of the Loan Documents or (d) the rights and remedies of or benefits available to the Administrative Agent, any Issuing Bank or any Lender under the Loan Documents; provided, that general market or industry conditions, which do not affect the Borrower and its Restricted Subsidiaries in a disproportionately adverse manner, shall not constitute or be taken into account in determining whether there has been a Material Adverse Effect.

“Material Indebtedness” means (a) Debt (other than the Loans and Letters of Credit), and (b) obligations in respect of one or more Swap Agreements, in each case of (a) and (b) of Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $40,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were Liquidated at such time.

“Maturity Date” means the earlier to occur of (i) the 91st day prior to the scheduled maturity of any Material Indebtedness including any Material Indebtedness arising in connection with the Senior Unsecured Notes or the First Lien Senior Secured Note Obligations, and (ii) February 14, 2023.

“Maximum Commodity Swap Limitation” has the meaning given in Section 9.13(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Restricted Subsidiary that is subject to the Liens existing and that will exist under the terms of the Mortgages.

“Mortgages” means all mortgages and deeds of trust executed in connection herewith as amended in connection with the Collateral Trust Agreement.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Flood Insurance Program” means the program created by the United States Congress pursuant to the Flood Insurance Regulations, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Non-Recourse Debt” has the meaning given such term in the First Lien Senior Secured Note Indenture.

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means, without duplication, (a) all Debt evidenced hereunder, (b) the obligation of the Loan Parties for the payment of the fees payable hereunder or under the other Loan Documents, (c) all Swap Obligations or other obligations and liabilities of any Loan Party under any Swap Agreement (i) existing on the date of this Agreement between such Loan Party and any counterparty that is (A) a Lender or an Affiliate of a Lender on the date of this Agreement or (B) a Secured Swap Provider or (ii) entered into on or after the date of this Agreement between such Loan Party and any Person that, at the time such obligation was entered into, was both (x) a Secured Swap Provider and (y) an Approved Counterparty, provided that, notwithstanding anything to the contrary, with respect to any Loan Party that is not an Eligible Contract Participant, the Obligations of such Loan Party shall exclude any Excluded Swap Obligations of such Loan Party (such non-excluded Obligations in this clause (c), the “Secured Priority Swap Obligations”), (d) the obligations of the Loan Parties relating to Bank Products (such Obligations in this clause (d), the “Secured Bank Product Obligations”), and (e) all other obligations and liabilities (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Loan Parties to the Administrative Agent, the Collateral Agent, an Issuing Bank and the Lenders, including reimbursement obligations with respect to LC Disbursements, in each case now existing or hereafter incurred under, arising out of or in connection with any Security Instrument or any other Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“OPA” has the meaning given in the definition of “Environmental Laws”.

“Oil and Gas Business” has the meaning given such term in the First Lien Senior Secured Note Indenture.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document; “Other Taxes” shall not include Excluded Taxes.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Patriot Act” has the meaning set forth in Section 12.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“PDP Coverage Ratio” means the ratio of (a) (i) the Loan Parties’ proved developed producing properties’ PV-10 value (based on most recent Reserve Report and the then-current strip pricing as of the date of calculation) plus (ii) the net mark-to-market value of commodity Swap Agreements in effect as of the date of calculation based on the then-current strip pricing as of the date of calculation plus (iii) unrestricted cash on hand of the Loan Parties to (b) the Aggregate Commitment Amount.

“Permitted Holder” has the meaning given such term in the First Lien Senior Secured Note Indenture.

“Permitted Investments” has the meaning given such term in the First Lien Senior Secured Note Indenture.

“Permitted Payment” has the meaning given such term in the First Lien Senior Secured Note Indenture.

“Permitted Prior Liens” has the same meaning as the defined term “Permitted Collateral Liens” in the First Lien Senior Secured Note Indenture.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its U.S. “prime rate.” Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proved Reserves” shall have the meaning given that term in the SPE/WPC Definitions.

“Qualified ECP Credit Party” means, with respect to any Benefiting Loan Party in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 and that, at the time of the guaranty by such Benefiting Loan Party of, or grant by such Benefiting Loan Party of a security interest or other Lien securing, such Swap Obligation is entered into or becomes effective with respect to, or at any other time such Benefiting Loan Party is by virtue of such guaranty or grant of a security interest or other Lien otherwise deemed to enter into, such Swap Obligation, constitutes an Eligible Contract Participant and can cause such Benefiting Loan Party to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ranch” means Rockin L Ranch Company, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower.

“RBC” has the meaning given in the introductory paragraph.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Recipient” means (a) the Administrative Agent, (b) any Lender or (c) any Issuing Bank, as applicable.

“Register” has the meaning given in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning given in Section 8.10.

“Repayment Notice” means a notice of repayment of a Borrowing pursuant to Section 3.04, substantially in the form of Exhibit G or any other form reasonably approved by the Administrative Agent.

“Required Lenders” means, at any time while no Loans or LC Exposure are outstanding, Lenders having more than fifty percent (50%) of the Aggregate Commitment Amount; and at any time while any Loans or LC Exposure is outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).

“Required Reserve Mortgage Percentage” means the greater of (A) the percentage of the net present value of Proved Reserves associated with the Loan Parties’ Oil and Gas

Properties required to be mortgaged under the First Lien Senior Secured Note Indenture, if any, and (B) eighty-five percent (85%) of the net present value of Proved Reserves associated with the Loan Parties’ Oil and Gas Properties, as calculated based on the Oil and Gas Properties owned by the Loan Parties at the time of determination.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st (or January 1st) or June 30th (or July 1st) the oil and gas reserves attributable to the proved Oil and Gas Properties of the Borrower and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time, and reflecting Swap Agreements in place with respect to such production.

“Resources” means Sanchez Resources, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Borrower.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payments” has the meaning given such term in the First Lien Senior Secured Note Indenture.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If not otherwise specified, reference to a Restricted Subsidiary shall mean a Restricted Subsidiary of the Borrower.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanchez Family” means (a) Antonio R. Sanchez, III and A.R. Sanchez, Jr., (b) any spouse or descendant of any individual named in (a), (c) any other natural person who is a member of the Family of any such individual referenced in (a)-(b) above and (d) any other natural person who has been adopted by any such individual referenced in (a)-(c) above.

“Sanchez Group” means (a) any member of the Sanchez Family, (b) Sanchez Oil & Gas Corporation, Sanchez Energy Partners I, LP, SEP Management I, LLC and (c) any Person Controlled by any one or more of the foregoing.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Section 91.1011” has the meaning set forth in the definition of “Environmental Laws”.

“Secured Parties” means the Collateral Agent, the Administrative Agent, the Lenders, the Issuing Bank, the Secured Priority Swap Providers and the Bank Product Providers.

“Secured Priority Swap Obligation” has the meaning given to such term in clause (c) of the defined term “Obligations.”

“Secured Priority Swap Provider” means any Secured Swap Provider that holds Secured Priority Swap Obligations, to the extent thereof.

“Secured Swap Provider” means any Swap Provider that is listed on Schedule 7.20 or on any supplement to such Schedule as a “Secured Swap Provider”.

“Security Agreement” means the Second Amended and Restated Security and Pledge Agreement dated as of the Third Amended and Restated Effective Date among the Borrower and the Guarantors, as grantors, and the Collateral Trustee, as it may be further amended, restated, supplemented or modified from time to time.

“Security Instruments” means the Collateral Trust Agreement and the Security Agreement and the other mortgages, deeds of trust, security agreements, pledge agreements and other agreements, instruments or certificates now or heretofore or hereafter executed and delivered by the Borrower or any other Person (other than Swap Agreements, agreements relating to Bank Products, and participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) evidencing, or providing for, Liens granted as security for the payment or performance of the Obligations or the First Lien Senior Secured Note Obligations, as such agreements may be amended, modified, supplemented or restated from time to time.

“Senior Unsecured Notes” means senior unsecured notes issued or to be issued by Borrower and guaranteed by some or all of the other Loan Parties, (a) in one or more Rule 144A or other private placement offerings including without limitation (i) the Borrower’s $600,000,000 principal amount of 7.750% Senior Notes due 2021, and (ii) the Borrower’s $1,150,000,000 principal amount of 6.125% Senior Notes due 2023, and (b) registered senior unsecured notes issued in exchange therefor.

“SN Capital” means SN Capital, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower.

“SN Catarina” means SN Catarina, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower.

“SN Comanche” means SN Comanche Manager, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower.

“SN Cotulla” has the meaning given in Recital C.

“SN Marquis” has the meaning given in Recital A.

“SN Maverick” means SN EF Maverick, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower.

“SN Midstream” means SN Midstream, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower which is an Unrestricted Subsidiary.

“SN Operating” means SN Operating, LLC, a Texas limited liability company.

“SN Palmetto” means SN Palmetto, LLC, a Delaware limited liability company, known prior to its name change on March 14, 2016 as SEP Holdings III, LLC.

“SN Services” means SN Services, LLC, a Delaware limited liability company.

“SN Terminal “ means SN Terminal, LLC, a Delaware limited liability company.

“SN TMS” means SN TMS, LLC, a Delaware limited liability company.

“SN UR Holdings “ means SN UR Holdings, LLC, a Delaware limited liability company.

“Special Flood Hazard Area”  means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Acquisition” means any Acquisition for which: (i) a binding and enforceable purchase and sale agreement has been signed by the Borrower or one or more of its Restricted Subsidiaries, and (ii) the aggregate volumes hedged with respect to the reasonably anticipated projected production to be acquired by the Borrower and its Restricted Subsidiaries in all pending Specified Acquisitions that have not yet been consummated shall not exceed the amount permitted by Section 9.13(c).

“SPE/WPC Definitions” means the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress and in effect from time to time.

“SR TMS” means SR TMS, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Borrower.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any specified Person:

(a)   any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(b)   any partnership (whether general or limited) or limited liability company (i) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (ii) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof).

“Subsidiary Guarantee” has the meaning given such term in the First Lien Senior Secured Note Indenture

“Swap Agreement” means any transaction or agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement.  For the avoidance of doubt, (a) a Swap Agreement governed by a master agreement, including any master agreement published by the International Swaps and Derivatives Association, Inc., shall be deemed entered into when such individual Swap Agreement is entered into without regard to the date on which such master agreement is entered into, (b) any hedge position or hedging arrangement of the type described in the immediately preceding sentence shall be considered a Swap Agreement regardless of whether a written agreement or written confirmation is entered into, and (c) options, warrants, rights and other similar interests in respect of Equity Interests in the Borrower shall not constitute Swap Agreements.

“Swap Liquidation” means the sale, assignment, novation, liquidation, unwind or termination of all or any part of any Swap Agreement (other than, in each case, at its scheduled maturity).

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any such obligation comprised of a guaranty or a security interest or other Lien.

“Swap Provider” means each Person listed on Schedule 7.20 or on any supplement to such Schedule as a “Swap Provider”. The Borrower may, at any time and from time to time, update Schedule 7.20 by written notice to the Administrative Agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest of (a) the Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.06 and (c) the date of termination of the Commitments pursuant to Section 10.02(a).

“Third Amended and Restated Effective Date” means the date on which the conditions specified in Section 6.01 and Section  6.02 are satisfied (or waived in accordance with Section 12.02).

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and each other Loan Document to which any of them is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and the grant of Liens by the Loan Parties on Mortgaged Properties, other Properties and Collateral pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“UCC” means the Uniform Commercial Code in effect from time to time in the State of New York, or, where applicable as to specific Property, any other relevant state.

“Unrestricted Subsidiary” means (a) the Existing Unrestricted Subsidiaries and (b) any other Subsidiary of the Borrower that is designated or deemed designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a Board Resolution of the Borrower, but only to the extent that such Subsidiary:

(a)           has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Borrower or any of its Restricted Subsidiaries (other than any guarantees of the First Lien Senior Secured Notes or the Subsidiary Guarantees or any Indebtedness that would be released upon designation);

(b)           except as permitted by the First Lien Senior Secured Note Indenture, is not party to any agreement, contract, arrangement or understanding, together with the terms of all other agreements, contracts, arrangements and understandings with such Unrestricted Subsidiary, taken as a whole, with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time of entry into such agreement, contract, arrangement or undertaking from Persons who are not Affiliates of the Borrower, as determined in good faith by the Borrower;

(c)           is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition; and

(d)           has not guaranteed or otherwise become an obligor on any Indebtedness of the Borrower or any of its Restricted Subsidiaries, except to the extent such guarantee or obligation would be released upon such designation and except for (i) any Non-Recourse Debt with respect to which the Borrower or any of its Restricted Subsidiaries has pledged (or provided a guarantee limited in recourse solely to) Equity Interests in such Subsidiary or (ii) any guarantee of the First Lien Senior Secured Notes and the Subsidiary Guarantees,

except, in the case of (a), (b), (c) or (d), for any such Indebtedness that is subject to a guarantee by or other obligation of, or any agreement, contract, arrangement or understanding with, or any equity subscription or credit support obligation of, the Borrower or Restricted Subsidiary that constitutes an Investment in such Subsidiary that has been effected as a Restricted Payment, Permitted Payment or Permitted Investment that complies with the First Lien Senior Secured Note Indenture.

Each Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be made in an officer’s certificate delivered to the Administrative Agent and containing a certification that such designation is in compliance with the terms of this definition.  If at any time any Unrestricted Subsidiary remains a Subsidiary and would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents, any Debt of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Borrower as of such date and any Lien on the assets of such Subsidiary will be deemed to be incurred as of such date and, if such Debt is not permitted to be incurred pursuant to Section 9.02 hereof, or such Lien is not permitted to be incurred as of such date pursuant to Section 9.03 hereof, then in either case, the Borrower will be in default of the relevant covenant.

“UnSub GP” means SN EF UnSub GP, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower.

“UnSub Holdings” means SN EF UnSub Holdings, LLC, a Delaware limited liability company, and wholly-owned Subsidiary of Borrower.

“UnSub LP” means SN EF UnSub, LP, a Delaware limited partnership, 100% of whose common limited partnership interests are indirectly owned by Borrower and whose sole general partner is UnSub GP.

“U.S.” and “United States” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning given in Section 5.03(e)(ii)(1)(C).

“Utilization Percentage” means, as of any day, the fraction, expressed as a percentage, the numerator of which is the sum of the Credit Exposures of the Lenders on such day, and the denominator of which is the Aggregate Commitment Amount in effect on such day.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

Section 1.03         Types of Loans and Borrowings.  For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04         Terms Generally; Rules of Construction.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement.  No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.  Defined terms specified to have the meanings set forth in the First Lien Senior Secured Note Indenture shall have such meaning set forth therein, except that the term “Company” shall be read as “Borrower” and other defined terms used in such definition, but not defined in this Agreement, shall have the meanings given such terms in the First Lien Senior Secured Note Indenture.

Section 1.05         Accounting Terms and Determinations; GAAP.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative

Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which the Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Required Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.

ARTICLE II

THE CREDITS

Section 2.01         Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the total Credit Exposures exceeding the Aggregate Commitment Amount.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02         Loans and Borrowings.

(a)           Borrowings; Several Obligations.  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Types of Loans.  Subject to Section 3.03, the Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)           Minimum Amounts; Limitation on Number of Borrowings.  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount of $100,000 or a whole multiple of $100,000 in excess thereof.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount of $100,000 or a whole multiple of $100,000 in excess thereof; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment Amount or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.07(e).  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Eurodollar Borrowings outstanding.  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)           Notes.  Any Lender may request that Loans made by it be evidenced by a single promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement (subject to clause (ii) of this section), or (ii) any Lender that becomes a party hereto or that has its Commitment increased pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, payable to the order of such Lender in a principal amount equal to its Commitment as in effect on such date, and otherwise duly completed.  If any Lender’s Commitment decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of any Lender who requested a Note hereunder in a principal amount equal to its Commitment after giving effect to such increase or decrease, and otherwise duly completed, and such Lender agrees to promptly thereafter return the previously issued Note held by such Lender marked canceled or otherwise similarly defaced.  The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender that receives a Note, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender.  Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03         Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or email request or by delivery of a written Borrowing Request in substantially the form of Exhibit B (each such signed request in the form of Exhibit B, a “written Borrowing Request”):  (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., Houston, Texas time, one (1) Business Day before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing.  Each telephonic or email request not evidenced by a written Borrowing Request shall be confirmed promptly by delivery to the Administrative Agent of a Borrowing Request signed by a Responsible Officer which may be delivered by hand, by courier service, by scanned pdf, or by facsimile.  Each such telephonic, email, facsimile and written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)           the amount equal to the Aggregate Commitment Amount, the current total Credit Exposures (without regard to the requested Borrowing) and the pro forma total Credit Exposures (giving effect to the requested Borrowing); and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Credit Exposures to exceed the Aggregate Commitment Amount.  Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04         Interest Elections.

(a)           Conversion and Continuance.  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           Interest Election Requests.  To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone or by a written Interest Election Request in substantially the form of Exhibit C signed by a Responsible Officer (a “written Interest Election Request”) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each telephonic and written Interest Election Request shall be irrevocable and each telephonic or email Interest Election Request shall be confirmed promptly by hand delivery, courier service, scanned pdf or facsimile delivery to the Administrative Agent.

(c)           Information in Interest Election Requests.  Each telephonic, email and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Notice to Lenders by the Administrative Agent.  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           Effect of Failure to Deliver Timely Interest Election Request and Events of Default on Interest Election.  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing:  (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be deemed to have requested an ABR Borrowing) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05         Funding of Borrowings.

(a)           Funding by Lenders.  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower in the amount so received, in like funds, to an account of Borrower maintained either with a Lender or a non-Lender in Houston, Texas and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.07(e) shall be remitted by the Administrative Agent to the Issuing Bank that made such LC Disbursement.

(b)           Presumption of Funding by the Lenders.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06         Changes in the Aggregate Commitment Amount.

(a)           Scheduled Termination of Commitments.  Unless previously terminated, the Commitments shall terminate on the Maturity Date.  If at any time the Aggregate Commitment Amount is terminated or reduced to zero, then the Commitment of each Lender shall automatically terminate on the effective date of such termination or reduction.  Notwithstanding the foregoing, the parties hereto hereby agree that this Agreement shall not be terminated until all Obligations are paid and performed in full.

(b)           Optional Termination and Reduction of the Aggregate Commitment Amount.

(i)            The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitment Amount; provided that (1) each reduction of the Aggregate Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or, if less than $1,000,000, the entire Aggregate Commitment Amount), and (2) the Borrower shall not terminate or reduce the Aggregate Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04 and any concurrent cash collateralization of any portion of any Letters of Credit in accordance with Section 3.04(c)(i), the total Credit Exposures would exceed the Aggregate Commitment Amount.

(ii)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitment Amount under Section 2.06(b)(i) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable.  Any termination or reduction of the Aggregate Commitment Amount shall be permanent and may not be reinstated.  Each reduction of the Aggregate Commitment Amount shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(iii)          Notwithstanding paragraph (ii) above, if the Borrower has reduced the Aggregate Commitment Amount as required under Section 3.04(c), the Borrower may reinstate such reduced Commitments by delivery to the Administrative Agent of a certificate of a Financial Officer demonstrating that, after giving pro forma effect to such reinstatement, the PDP Coverage Ratio will be no less than 4.00 to 1.00.

Section 2.07         Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit in dollars for its own account or for the account of any of its Restricted Subsidiaries (or any Person that at the time of such issuance is an Unrestricted Subsidiary), in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the Issuing Bank selected by the Borrower and to the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice: (i) requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit to be amended, renewed or extended; (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day); (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(c)); (iv) specifying the amount of such Letter of Credit; (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and (vi) specifying the amount of the current total Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).  If requested by such Issuing Bank, the Borrower shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit, but any such application shall be subject to the final sentence of Section 2.07(a). A Letter of Credit shall be issued, amended, renewed or extended only if (and with respect to each notice provided by the Borrower above and any issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, the total Credit Exposures shall not exceed the Aggregate Commitment Amount.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension; provided no such renewal or extension shall extend beyond the date referred to in clause (ii) of this subsection) and (ii) the date that is twenty (20) Business Days prior to the Maturity Date.

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of such Issuing Bank that issues such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.07(e) (but giving effect to the proviso in the first sentence thereof), or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.07(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying such Issuing Bank, through the Administrative Agent, an amount equal to such LC Disbursement (i) not later than 2:00 p.m., Houston, Texas time, on the date such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, Houston Texas time, on such date (provided it shall not be an Event of Default if the Borrower fails to reimburse such LC Disbursement pursuant to this clause (i) if such LC Disbursement is reimbursed on the first Business Day immediately following the day that the Borrower received notice of such LC Disbursement), or (ii) not later than 12:00 noon, Houston, Texas time, on the first Business Day immediately following the day that the Borrower received such notice, if such notice is not received prior to 12:00 noon on the date such LC Disbursement was made.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.07(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.07(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this Section 2.07(e) to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)            Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.07(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.07(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.07(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans.  Interest accrued pursuant to this Section 2.07(h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any

Lender pursuant to Section 2.07(d) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank.  Any Issuing Bank may be replaced or resign at any time by written agreement among the Borrower, the Administrative Agent, such replaced Issuing Bank and a successor Issuing Bank.  At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b).  From and after the effective date of such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization.  If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.07(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon to the extent not otherwise included in such payment; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Restricted Subsidiary described in Section 10.01(f) or Section 10.01(g).  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor.  The Borrower’s obligation to deposit amounts pursuant to this Section 2.07(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, an Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever.  Such deposit shall be held as collateral securing the payment and performance of the Borrower’s obligations under this Agreement and the other Loan Documents in a “securities account” (within the meaning of Article 8 of the UCC) over which the Administrative Agent shall have “control” (within the meaning of the UCC).  Notwithstanding the foregoing, the Borrower may direct the Administrative Agent and the “securities intermediary” (within the meaning of the UCC) to invest amounts credited to the securities account, at the Borrower’s risk and expense, in Investments.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement or the other Loan Documents pursuant to Section 10.02(c).  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 3.04(c)(i) with respect to any portion of any Letter of Credit, then, if no Event of Default is then continuing, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after such portion of such Letter of Credit expires or is otherwise no longer outstanding.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01         Repayment of Loans.  Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02         Interest.

(a)           ABR Loans.  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)           Eurodollar Loans.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)           Post-Default Rate.  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d)           Interest Payment Dates.  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that  (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Rate Computations.  All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03         Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04         Prepayments.

(a)           Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).  Partial optional prepayments pursuant to this Section 3.04 shall be in an aggregate principal amount of $100,000 or any whole multiple of $50,000 in excess thereof.

(b)           Notice and Terms of Optional Prepayment.  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy of a signed Repayment Notice) of any prepayment hereunder not later than 11:00 a.m., Houston, Texas time, on the Business Day of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.

(c)           Mandatory Prepayments.

(i)            If, after giving effect to any termination or reduction of the Aggregate Commitment Amount pursuant to Section 2.06(b), the total Credit Exposures exceed the Aggregate Commitment Amount, then the Borrower shall (A) prepay the Borrowings within 1 Business Day after the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.07(j).

(ii)           If (A) any Loan Party consummates a Disposition to any non-Loan Party of proved developed producing properties included in the most recent Reserve Report delivered to the Administrative Agent having a PV-10 value in such Reserve Report in excess of $10,000,000 at a time when any Loans or Letters of Credit are outstanding under this Agreement and (B) after giving effect to such Disposition, the PDP Coverage Ratio is less than 4.00 to 1.00, then within 15 Business Days after the consummation of such Disposition, the Borrower shall (I) reduce the Aggregate Commitment Amount pursuant to Section 2.06(b) in an amount sufficient to increase the PDP Coverage Ratio to no less than 4.00 to 1.00 and (II) comply with Section 3.04(c)(i).

(iii)          If (A) any Loan Party causes one or more Swap Agreements included in the most recent Reserve Report delivered to the Administrative Agent having a value in such Reserve Report in excess of $10,000,000 in the aggregate to be Liquidated at a time when any Loans or Letters of Credit are outstanding under this Agreement and (B) after giving effect to such Liquidations, the PDP Coverage Ratio is less than 4.00 to 1.00, then within 15 Business Days after the consummation of the Liquidation resulting in the $10,000,000 amount being exceeded, the Borrower shall (I) reduce the Aggregate Commitment Amount pursuant to Section 2.06(b) in an amount sufficient to increase the PDP Coverage Ratio to no less than 4.00 to 1.00 and (II) comply with Section 3.04(c)(i).

(iv)          If (A) any Loans or Letters of Credit are outstanding under this Agreement as of the end of a fiscal quarter and (B) as of the end of such fiscal quarter, the PDP Coverage Ratio is less than 4.00 to 1.00, then within the time period specified in the following sentence, the Borrower shall (I) reduce the Aggregate Commitment Amount pursuant to Section 2.06(b) in an amount sufficient to increase the PDP Coverage Ratio to no less than 4.00 to 1.00 and (II) comply with Section 3.04(c)(i).  The Borrower shall satisfy its obligations under the preceding sentence (y) if the PDP Coverage Ratio as of the end of such fiscal quarter is less than 1.50 to 1.00, within 10 Business Days after the Borrower becomes aware of such circumstance and (z) if the PDP Coverage Ratio as of the end of such fiscal quarter is less than 4.00 to 1.00 but is not less than 1.50 to 1.00, within 45 days after the Borrower becomes aware of such circumstance.

(d)           Prepayments in General.

(i)            Unless otherwise elected by the Borrower, each prepayment of Borrowings pursuant to this Section 3.04 shall be applied to outstanding Borrowings first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(ii)           Each prepayment of Borrowings pursuant to this Section 3.04 shall be applied ratably to the Loans included in the prepaid Borrowings.  Prepayments pursuant to this Section 3.04 shall be accompanied by accrued interest to the extent required by Section 3.02.

(e)           No Premium or Penalty.  Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05         Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender, ratably in accordance with its Applicable Percentage, a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the excess of such Lender’s Commitment over such Lender’s Credit Exposure during the period from and including the Third Amended and Restated Effective Date to but excluding the Termination Date.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof.  All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Letter of Credit Fees.  The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, ratably in accordance with its Applicable Percentage, a Letter of Credit fee on the aggregate undrawn amount of all outstanding Letters of Credit at such time, which shall accrue at the Letter of Credit Fee Rate and be payable in arrears on the Termination Date and the last day of each calendar quarter, (ii) to each Issuing Bank, for its own account, a fronting fee equal to the lesser of (a) $500 or 0.125% per annum of the face amount of each outstanding Letter of Credit and (iii) to each Issuing Bank, for its own account, its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or processing of drawings thereunder, which shall be payable upon issuance and upon any renewal of such Letter of Credit.  Any other fees payable to an Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand.  All Letter of Credit fees and fronting fees (as set forth herein) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Administrative Agent Fees.  As long as there is only one Lender hereunder, no administrative agent fee will accrue or be payable.  As soon as a second Lender becomes a party hereto, the Borrower and the Administrative Agent will negotiate in good faith an amount to be paid annually as an administrative agent’s fee.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower.  The Borrower shall make each payment required to be made by the Borrower hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in dollars that constitute immediately available funds, without defense, deduction, recoupment, set-off or counterclaim.  Fees, once paid, shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake).  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)           Application of Insufficient Payments.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)           Sharing of Payments by Lenders.  Subject to any applicable requirements as to the sharing of set-offs pursuant to the Collateral Trust Agreement, if any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that, subject to any applicable requirements as to the sharing of set-offs pursuant to the Collateral Trust Agreement, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower  rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02         Presumption of Payment by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03         Certain Deductions by the Administrative Agent.  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), 2.07(d) or (e), 4.02 or 12.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or an Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (a) and (b) above, in any order as determined by the Administrative Agent in its discretion.

Section 4.04         Disposition of Proceeds.  The Mortgages contain an assignment by the Borrower and other Loan Parties unto and in favor of the Collateral Trustee for the benefit of (i)

the Lenders, (ii) the Secured Priority Swap Providers, (iii) the First Lien Senior Secured Note Holders, (iv) the Bank Product Providers, (v) the Collateral Trustee, (vi) the Collateral Agent, (vii) the Administrative Agent and (viii) the First Lien Senior Secured Note Trustee of all of each Loan Party’s interest in and to production and all proceeds attributable thereto that may be produced from or allocated to the Mortgaged Property.  The Mortgages further provide in general for the application of such proceeds to the satisfaction of the Obligations and the First Lien Senior Secured Note Obligations.  Notwithstanding the assignment contained in such Mortgages, until the occurrence of an Event of Default, (a) each Secured Party agrees that it will not instruct the Collateral Trustee to notify the purchaser or purchasers of such production or take any other action to cause such proceeds to be remitted to the Collateral Trustee for payment in accordance with the Collateral Trust Agreement, but will instead instruct the Collateral Trustee to permit such proceeds to continue to be paid to the Borrower and its Restricted Subsidiaries and (b) the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to instruct the Collateral Trustee to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Restricted Subsidiaries. Upon the expiration or termination of the Commitments and the payment in full of the Obligations, the Administrative Agent and the Collateral Agent shall, and shall instruct the Collateral Trustee to, at the expense of the Borrower, execute and deliver such documentation as the Borrower shall reasonably request to re-convey to the Borrower and the other Loan Parties, any property purportedly conveyed to the Administrative Agent, the Collateral Agent or the Collateral Trustee under the Security Instruments in accordance with the Collateral Trust Agreement.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01         Increased Costs.

(a)           Eurodollar Changes in Law.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates.  A certificate of a Lender or any Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Effect of Failure or Delay in Requesting Compensation.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02         Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 and reasonably detailed calculations therefor shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.03         Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate of the Administrative Agent, a Lender or an Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Foreign Lenders.

(i)            Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the

Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, any Foreign Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)           Without limiting the generality of the foregoing:

(1)           any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed originals of IRS Form W-8ECI;

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W 8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(2)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f)            FATCA.  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)           U.S. Lenders.  Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(h)           Certifications.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)            Tax Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 5.04         Mitigation Obligations.

(a)           Designation of Different Lending Office.  If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender has not approved (or is not deemed to have approved) any amendment to, or waiver of, the terms of this Agreement or any other Loan Document approved by Administrative Agent and Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, (1) the Borrower shall have received the written consent of the Administrative Agent, which consent shall not unreasonably be withheld, delayed or conditioned, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (2) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

Section 5.05         Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01         Conditions to Effectiveness.  The amendment and restatement of the 2014 Credit Agreement and the obligation of each Lender to make Loans and the Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)           Satisfactory evidence that (i)  the Collateral Agent, on behalf of the Lenders and the other Secured Parties, the Borrower and the First Lien Senior Secured Note Trustee, on behalf of the First Lien Senior Secured Note Holders, shall have entered into the Collateral Trust Agreement setting forth the first-out payment priority right of the Lenders, the Issuing Bank, the Secured Priority Swap Providers, and the Bank Product Providers under this Agreement and, which agreement shall be on terms and conditions customary for new-money “first lien last out” secured notes issuances having substantially greater exposure than the “first lien first out” facility and otherwise acceptable to the parties entering into such agreement, (ii)  all commodity swaps required by the First Lien Senior Secured Note Indenture, if any, shall be in place, and (iii) all Swap Agreements of any Loan Party existing prior to the Third Amended and Restated Effective Date shall be terminated, novated, assigned, maintained or amended, in each case, in a manner acceptable to the Borrower;

(b)           The Administrative Agent shall have received a certificate of a Responsible Officer or the Secretary or an Assistant Secretary of each Loan Party setting forth (i) resolutions of its Board of Directors with respect to the authorization of such Loan Party to execute and deliver amendments or supplements to the Loan Documents to which it is a party, (ii) the officers of such Loan Party (y) who are authorized to sign the amendments or supplements to the Loan Documents to which such Loan Party is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws or other comparable organizational documents of such Loan Party, certified as being true and complete.  The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary;

(c)           The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party and duly executed counterparts (in such number as may be requested by the Administrative Agent) of amendments or supplements to the loan documents governing the 2014 Credit Agreement and all commitments thereunder shall be terminated (other than the commitments of the Lenders under this Agreement).  Notwithstanding anything to the contrary, Liens granted in the Collateral by any Loan Party shall not secure any obligation in respect of any Excluded Swap Obligation;

(d)           The Administrative Agent shall have received duly executed Notes payable to the order of each Lender that has requested a Note in a principal amount equal to its Commitment dated as of the date hereof;

(e)           The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, an opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Loan Parties;

(f)            The Collateral Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12 and shall provide a copy of such certificate to the Administrative Agent;

(g)           The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03 or otherwise necessary for the continued operations of the Loan Parties;

(h)           The Administrative Agent shall have received UCC search certificates and other lien searches reflecting the absence of Liens other than Liens permitted under the “limitation on liens” negative covenant in the First Lien Senior Secured Note Indenture and Liens being released;

(i)            The Administrative Agent shall have received duly executed Guaranties from all Subsidiaries of the Borrower that have guaranteed the First Lien Senior Secured Note Obligations;

(j)            The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(k)           The Administrative Agent, Arranger and the Lenders shall have received all fees and other amounts due and payable, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder; and

(l)            The Third Amended and Restated Effective Date shall have occurred on or before March 31, 2018.

Section 6.02         Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue,

amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)           The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable, including to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(b)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) regardless of any grace period before any payment is required to be paid, no amounts are required to be prepaid pursuant to Section 3.04(c);

(c)           If there are no Loans or Letters of Credit outstanding immediately prior to giving effect to such Borrowing or the issuance of such Letter of Credit, the PDP Coverage Ratio was no less than 4.00 to 1.00 as of the most recent quarterly period for which financial statements were delivered to the Administrative Agent pursuant to Section 8.01(a) or (b); and

(d)           The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.07(b), as applicable.

Each request for a Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that

Section 7.01         Organization; Powers.  The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such good standing, power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect. As of the Third Amended and Restated Effective Date, Schedule 7.01 is an accurate corporate organizational chart of the Borrower and its Subsidiaries and shows the ownership of all Equity Interests in such Persons.

Section 7.02         Authority; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s organizational powers and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder or member, action (including, without limitation, any action required to be taken by any class of directors of such Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions).  Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03         Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including members, shareholders or any class of directors, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect, other than (i) the recording and filing of any Security Instruments as required by the Loan Documents and (ii) those third party consents, approvals, registrations, filings or other actions which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not result in a violation by any Loan Party of any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not breach or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any material payment to be made by the Borrower or such Subsidiary, which breach, default or right to require payment could reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created or permitted by the Loan Documents).

Section 7.04         Financial Condition; No Material Adverse Change.

(a)           The Borrower has heretofore furnished to the Lenders its (i) audited consolidated balance sheet and statement of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2016, all reported on by KPMG LLP and (ii) unaudited consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2017, certified by a Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b)           Since the “as of” date of the financial statements of the Borrower most recently delivered, or deemed delivered, pursuant to Section 8.01(a) or Section 8.01(b), there has been no event, development or circumstance that has had or could be reasonably expected to have a Material Adverse Effect.

(c)           Neither the Borrower nor any of its Subsidiaries has incurred, created, assumed or suffered to exist any Indebtedness except as permitted by Section 9.02.

Section 7.05         Litigation.  Except as set forth on Schedule 7.05 or as notified to the Administrative Agent pursuant to Section 8.02, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

Section 7.06         Environmental Matters.  Except as could not reasonably be expected to have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not be reasonably expected to have a Material Adverse Effect), to the knowledge of Borrower:

(a)           neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)           no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon or by any prior owner or operator of such Property or operations are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)           all Environmental Permits, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including, without limitation, past or present treatment, storage, disposal or release of a hazardous substance, oil and gas waste or solid waste into the environment, have been duly obtained or filed, and Borrower and each Subsidiary are in compliance with the terms and conditions of all such Environmental Permits;

(d)           all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)           the Borrower has taken all steps reasonably necessary to determine and has determined that no oil, hazardous substances, solid waste or oil and gas waste, have been disposed of or otherwise released and there has been no threatened Release of any oil, hazardous substances, solid waste or oil and gas waste on or to any Property of the Borrower or any Subsidiary except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)            to the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA, and the Borrower does not have any reason to believe that such Property, to the extent subject to the OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)           neither the Borrower nor any Subsidiary has any known contingent liability or Remedial Work in connection with any release or threatened release of any oil, hazardous substance, solid waste or oil and gas waste into the environment.

Section 7.07         Compliance with the Laws and Agreements; No Defaults.  Except as could not reasonably be expected to have a Material Adverse Effect:

(a)           the Borrower and each Subsidiary is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations (other than Environmental Permits) necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;

(b)           Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to redeem or make any offer to redeem under any material indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound; and

(c)           No Default has occurred and is continuing.

Section 7.08         Investment Company Act.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, and subject to regulation under, the Investment Company Act.

Section 7.09         Taxes.  The Borrower and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate.  Except as notified to the Administrative Agent pursuant to Section 8.02, no Tax Lien relating to Taxes described in the first sentence of this Section 7.09 has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10         ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

Section 7.11         Disclosure; No Material Misstatements.  To the knowledge of Borrower, taken as a whole, none of the financial statements, certificates or other reports and information furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to forward-looking statements, projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 7.12         Insurance.  The Loan Parties have (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements including, without limitation, Flood Insurance, if required, and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties.  The Collateral Trustee has been named as additional insured in respect of such liability insurance policies and the Collateral Trustee has been named as loss payee with respect to Property loss insurance, in each case to the extent required under Section 8.07.  No Loan Party owns any material Building (as defined in the applicable Flood Insurance Regulation) or material Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) for which such Loan Party has not delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that either (A) such Loan Party maintains Flood Insurance for such Building or Manufactured (Mobile) Home or (B) such Building or Manufactured (Mobile) Home is not located in a Special Flood Hazard Area.

Section 7.13         Restriction on Liens.  Neither the Borrower nor any of the Restricted Subsidiaries is a party to any material agreement or arrangement (other than the Collateral Trust Agreement, the First Lien Senior Secured Note Indenture, the indentures governing the Senior Unsecured Notes, and agreements governing Liens permitted to be granted under Section 9.03) or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Collateral Trustee and the Lenders on or in respect of their Properties to secure the Obligations and the Loan Documents.

Section 7.14         Subsidiaries.  Schedule 7.14 sets forth the name of, and the ownership interest of Borrower in, each Subsidiary of the Borrower as of the Third Amended and Restated Effective Date.  As of the Third Amended and Restated Effective Date, there are no Unrestricted Subsidiaries other than SN Midstream, SN Services, SN UR Holdings, SN Terminal, SN Capital, UnSub Holdings, UnSub GP, UnSub LP, SN Comanche, Resources, SR TMS, Acquisition I and Acquisition III.

Section 7.15         Location of Business and Offices. The jurisdiction of organization of the Borrower is Delaware; the name of the Borrower as listed in the public records of Delaware or Texas is Sanchez Energy Corporation; the federal taxpayer identification number of the Borrower is 45-3090102 and the organizational identification number of the Borrower is 5027889. As of the Third Amended and Restated Effective Date, each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, federal taxpayer identification number and organizational identification number in its jurisdiction of organization is stated on Schedule 7.14.

Section 7.16         Properties; Titles, Etc.

(a)           Except as disclosed in writing to the Administrative Agent, the Borrower and each of the Restricted Subsidiaries has good and defensible title to the proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (excluding any such Oil and Gas Properties sold or transferred in compliance with Section 9.09) and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03.  After giving full effect to the Permitted Prior Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.  For purposes of this Section 7.16(a), prior to the delivery of the first Reserve Report after the Third Amended and Restated Effective Date, the phrase “most recently delivered Reserve Report” shall be read to mean the “most recently delivered Reserve Report delivered pursuant to the 2014 Credit Agreement.”

(b)           All material leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which, with the giving of notice or the passage of time, or both, would give rise to a default under any such lease or agreement, which could reasonably be expected to result in a Material Adverse Effect.

(c)           The rights and Properties presently owned, leased or licensed by the Borrower and its Subsidiaries, including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof, except where the failure to include all such rights and Properties, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d)           All of the material Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards except where the failure of such Properties to be in good working condition or to be so maintained, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)           The Borrower and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected in each case to result in a Material Adverse Effect.  The Borrower and its Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17         Maintenance of Properties.  Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties.  Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) to the knowledge of the Borrower,  none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties).  All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Borrower or any of its Subsidiaries that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by the Borrower or any of its Subsidiaries, in a manner consistent with the Borrower’s or its Subsidiaries’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expect to have a Material Adverse Effect).

Section 7.18         Gas Imbalances, Prepayments.  Except as disclosed in writing to the Administrative Agent or on the most recent certificate delivered pursuant to Section 8.12(b), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of the Restricted Subsidiaries to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

Section 7.19         Marketing of Production.  Except for contracts either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or the Restricted Subsidiaries’ Oil and Gas Properties (including, without limitation, calls on or other rights to purchase production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20         Swap Agreements.  Schedule 7.20, as of the Third Amended and Restated Effective Date, and after the Third Amended and Restated Effective Date, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof as of the end of the preceding calendar month, all credit support agreements relating thereto (including any margin required or supplied), the counterparty to each such agreement, whether each such counterparty is a Secured Swap Provider, and whether each such counterparty is a Secured Priority Swap Provider.

Section 7.21         Use of Loans and Letters of Credit.  The proceeds of the Loans and the Letters of Credit shall be used to (i) refinance Debt existing under the 2014 Credit Agreement, (ii) pay fees, commissions and expenses in connection with the refinancing of the Debt existing under the 2014 Credit Agreement, or (iii) finance ongoing working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries (including funding Restricted Payments permitted under this Agreement) and to support obligations of any Loan Party. The Borrower and its Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board).  No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.22         Solvency.  Before and after giving effect to the Transactions, (a) the aggregate assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries, taken as a whole, will exceed the aggregate debt of the Borrower and its Restricted Subsidiaries on a consolidated basis, (b) the Borrower and its Restricted Subsidiaries, taken as a whole, have not incurred and do not intend to incur, debt beyond their ability to pay such debt as such debt matures and (c) none of the Borrower nor any Restricted Subsidiary will have (nor will have any reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business as such business is now conducted and is now proposed to be conducted following the date hereof.  For purposes of this section, “debt” shall have the meaning given such term under the U.S. Bankruptcy Code.

Section 7.23         Foreign Corrupt Practices.  Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.24         Money Laundering.  The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the money laundering laws is pending or, to the knowledge of the Borrower, threatened.

Section 7.25         OFAC.  Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by OFAC, and the Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full (other than unasserted contingent reimbursement and indemnification obligations) and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01         Financial Statements; Ratings Change; Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)                                 Annual Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than one hundred and twenty (120) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or another firm of independent public accountants proposed by the Borrower and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.

(b)                                 Quarterly Financial Statements.  As soon as available, but in any event in accordance with then applicable law and not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet as of the end of such fiscal quarter, setting forth in comparative form the figures for the end of the previous fiscal year, and related statements of (i) operations for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in comparative form the figures for the corresponding period or periods of the previous fiscal year, (ii) stockholders’ equity as of the end of such fiscal quarter and the end of the previous fiscal year, together with changes thereto in the then elapsed portion of the fiscal year and (iii) cash flows for the then elapsed portion of the fiscal year, setting forth in comparative form the figures for the corresponding period or periods of the previous fiscal year, in each case, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)                                  Certificate of Financial Officer — Compliance.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and if a Default has not occurred, certifying compliance with the covenants of the Loan Documents, (ii) only if any Loans or Letters of Credit are outstanding under this Agreement, setting forth a calculation demonstrating compliance with the PDP Coverage Ratio as of the date of such financial statements and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)                                 Certificate of Financial Officer — Swap Agreements.  Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of a recent date, a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any credit support agreements relating thereto, any margin required or supplied under any credit support document, and the  Swap Provider counterparty to each such agreement.

(e)                                  Production Report and Lease Operating Statements.  Concurrently with the delivery of the semi-annual Reserve Reports under Section 8.12(a)(i), a report setting forth, for the period covered by such Reserve Report, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each month during the period covered by such Reserve Report from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each month during such period, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the information contained therein, and to the extent applicable, all based on the actual lease operating statements for such Oil and Gas Properties.

(f)                                   Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any one or more Restricted Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

To the extent any documents which are required to be delivered pursuant to Section 8.01 are included in materials otherwise filed with the SEC, such documents may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the following website address: www.sanchezenergycorp.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests in writing that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide portable document format (.pdf) or other electronic communication copies of the compliance certificates required by Section 8.01(c) to the Administrative Agent.  Except for such compliance certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 8.02                            Notices of Material Events.  Promptly, and in any event within five (5) Business Days after any Responsible Officer of the Borrower obtains knowledge thereof, the Borrower will furnish to the Administrative Agent written notice of the following:

(a)                                 the occurrence of any Default;

(b)                                 the occurrence of any Casualty Event;

(c)                                  any change in the name or corporate structure of the Borrower or any Restricted Subsidiary;

(d)                                 the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Restricted Subsidiary not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(e)                                  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(f)                                   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03                            Existence; Conduct of Business.  The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.08.

Section 8.04                            Payment of Obligations.  The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Restricted Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Restricted Subsidiary.

Section 8.05                            Performance of Obligations under Loan Documents.  The Borrower will pay the Loans and reimburse  LC Disbursements according to the terms of this Agreement, and the Borrower will, and will cause each Restricted Subsidiary to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

Section 8.06                            Operation and Maintenance of Properties.  The Borrower, at its own expense, will, and will cause each Restricted Subsidiary to (in each case, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect);

(a)                                 operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)                                 keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear and economic obsolescence excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and economic obsolescence excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities;

(c)                                  promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and obligations accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder;

(d)                                 promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties which are necessary for the operation of their business and ownership of its Oil and Gas Properties and other material Properties;

(e)                                  operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements;

(f)                                   notwithstanding anything to the contrary in this Section 8.06, to the extent the Borrower or one of its Restricted Subsidiaries is not the operator of any Property, the Borrower shall not be obligated itself to perform or cause any of its Restricted Subsidiaries to perform the covenants in this Section 8.06, but shall use reasonable efforts to cause the operator to comply with this Section 8.06; and

(g)                                  notwithstanding anything to the contrary in this Section 8.06, the Borrower and its Restricted Subsidiaries shall not be required to maintain any lease or interest which is no longer capable of producing Hydrocarbons in paying quantities.

Section 8.07                            Insurance.  The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements including, without limitation, Flood Insurance, if required.

Section 8.08                            Books and Records; Inspection Rights.  The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct in all material respects entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis, in each case at such Lender’s or Administrative Agent’s sole expense; provided, however, that, unless an Event of Default has occurred and is continuing, the Borrower shall not bear the expense of such visits and inspections more than once in any fiscal year.

Section 8.09                            Compliance with Laws.  The Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to them or their Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10                            Environmental Matters.

(a)                                 The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Restricted Subsidiary and each Restricted Subsidiary’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not dispose of or otherwise Release, and shall cause each Subsidiary not to dispose of or otherwise release, any oil, oil and gas waste, hazardous substance, or solid waste on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties or any other Property to the extent caused by the Borrower’s or any of its Restricted Subsidiaries’ operations except in compliance with applicable Environmental Laws, the disposal or Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Restricted Subsidiary to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Restricted Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or its Restricted Subsidiaries’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each Restricted Subsidiary to conduct their respective operations and business in a manner that will not expose any Property or Person to Hazardous Materials in circumstances that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Restricted Subsidiary to establish and implement, such reasonable procedures as may be necessary to assure that the Borrower’s and its Restricted Subsidiaries’ obligations under this Section 8.10 are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.  To the extent that the Borrower or one of its Restricted Subsidiaries is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.10.

(b)                                 The Borrower will promptly, but in no event later than five (5) Business Days after becoming aware thereof, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or its Restricted Subsidiaries or their Properties of which the Borrower has knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action could reasonably result in a Material Adverse Effect.

Section 8.11                            Further Assurances.

(a)                                 The Borrower at its sole expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent or Collateral Agent, as applicable, to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the Collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

(b)                                 The Borrower hereby authorizes the Administrative Agent, the Collateral Agent and the Collateral Trustee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property.  A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12                            Reserve Reports.     (a) (i)  On or before March 1, 2018, and thereafter semi-annually on each March 1st and September 1st of each year, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Loan Parties as of the immediately preceding June 30 (or July 1), in the case of the Reserve Report required to be delivered by September 1 and as of the preceding December 31 (or January 1), in the case of the Reserve Report required to be delivered by March 1.  Additionally, if any Loans or Letters of Credit are outstanding under this Agreement at the time

of delivery of such Reserve Report, such Reserve Report shall include 12-month projections.   The Reserve Reports required to be delivered on or before March 1 shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report required to be delivered on or before September 1 shall be prepared by or under the supervision of the chief engineer of the Borrower.

(ii)                                  For each Reserve Report prepared by the Borrower’s chief engineer pursuant to clause (i) above, the chief engineer of the Borrower shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding  Reserve Report.

(b)                                 With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer of the Borrower certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require any Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Loan Parties’ Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, and  (v) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Collateral and that the Engineered Value of such Oil and Gas Properties represents at least the Required Reserve Mortgage Percentage evaluated in the Reserve Report delivered to the Administrative Agent most recently prior to the Reserve Report attached to such certificate.

(c)                                  Within ninety (90) days after the Third Amended and Restated Effective Date, the Collateral Trustee shall have received, in form and substance reasonably satisfactory to the Collateral Trustee, title information setting forth the status of title to the greater of (A) the percentage of the net present value of Proved Reserves associated with the Loan Parties’ Oil and Gas Properties required to be mortgaged under the First Lien Senior Secured Note Indenture, if any, and (B) eighty-five percent (85%) of the net present value of Proved Reserves associated with the Loan Parties’ Oil and Gas Properties covered by the Reserve Report most recently delivered prior to the Third Amended and Restated Effective Date.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full (other than unasserted contingent reimbursement and indemnification obligations) and all Letters of Credit have expired or terminated and all LC

Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01                            Financial Covenant.

(a)                                 PDP Coverage Ratio.

(i)                                     Compliance with the PDP Coverage Ratio will not be required if no Loans or Letters of Credit are outstanding under this Agreement.

(ii)                                  The Borrower shall comply with Sections 3.04(c)(ii), 3.04(c)(iii), 3.04(c)(iv), 6.02(c) and 9.04.

Section 9.02                            Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness, except:

(a)                                 the Notes or other Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Obligations arising under the Loan Documents; and

(b)                                 Indebtedness of the Borrower and its Subsidiaries permitted under the First Lien Senior Secured Note Indenture and refinancings, extension, renewals and refundings of such Indebtedness not prohibited by the First Lien Senior Secured Note Indenture.

Section 9.03                            Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired) securing Indebtedness except:

(a)                                 Liens securing the payment of any Obligations or First Lien Senior Secured Note Obligations; and

(b)                                 Liens not prohibited under the First Lien Senior Secured Note Indenture.

Section 9.04                            Dividends, Distributions and Redemptions.  The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity Interest holders or make any loan or distribution of its Property to its Equity Interest holders, unless (a) no Default exists at the time of such payment and (b) in the event that any Loans or Letters of Credit are outstanding at the time of such payment, after giving effect to such payment on a pro forma basis, the PDP Coverage Ratio is no less than 4.00 to 1.00.

Section 9.05                            Reserved.

Section 9.06                            Nature of Business.  The Borrower will not, and will not permit any Restricted Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

Section 9.07                            Proceeds of Notes/Loans.  The Borrower will not permit the Loans or the proceeds of the Loans to be used for any purpose other than those permitted by Section 7.21.  Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.  If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations U, T or X of the Board, as the case may be.

Section 9.08                            Mergers, Etc.  Neither the Borrower nor any Restricted Subsidiary will merge into or with or consolidate with any other Person, except to the extent not prohibited under the First Lien Senior Secured Note Indenture.

Section 9.09                            Disposition of Oil and Gas Properties.

(a)                                 If, as a result of any Disposition by a Loan Party to any non-Loan Party of Oil and Gas Properties included in the most recent Reserve Report delivered to Administrative Agent, the pro forma effect after giving effect to such Disposition would result in the Maximum Commodity Swap Limitation being exceeded, then within 90 days after the consummation of such Disposition, the Borrower will terminate or otherwise liquidate such excess commodity Swap Agreements (using proceeds of such Disposition or other cash on hand, to the extent necessary) or enter into offsetting positions to the extent necessary to eliminate such excess.

(b)                                 Following any Disposition, the Borrower shall comply with Section 3.04(c)(ii) if applicable.

(c)                                  For the sake of clarity, Liquidations (including the sale, assignment, conveyance, novation or other transfer) of any Swap Agreement are governed by Section 9.13 and not this Section 9.09.

Section 9.10                            Environmental Matters.  The Borrower will not, and will not permit any Restricted Subsidiary to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property, where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 9.11                            Reserved.

Section 9.12                            Reserved.

Section 9.13                            Swap Agreements.

(a)                                 Neither the Borrower nor any of its Subsidiaries (including Unrestricted Subsidiaries) will be a party to or in any manner be liable on any Swap Agreement entered into for speculative purposes.

(b)                                 From and after the Third Amended and Restated Effective Date, the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with respect to commodities with any Person other than (i) Swap Agreements constituting floor or put options with a Swap Provider, and (ii) Swap Agreements (other than floor or put options) with a Swap Provider that are limited to notional volumes which (when aggregated with other commodity Swap Agreements then in effect other than floor or put options and basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, (A) for the period remaining in the then current calendar year plus the next three calendar years following the date such Swap Agreement is executed, eighty-five percent (85%) of the Borrower’s and its Restricted Subsidiaries’ reasonably anticipated projected production based on the Borrower’s reasonable and justifiable internal projections (assuming no curtailment or interruption of transportation for such projected production) for each month during the period during which such Swap Agreement is in effect, calculated separately for each of crude oil, natural gas and natural gas liquids (which may be hedged with Swap Agreements for crude oil, natural gas, and/or direct and/or basket product components of natural gas), (B) for the period commencing with the end of the period specified in clause (A) above to the end of the 66th month after the date of execution of such Swap Agreement, sixty-five percent (65%) of the Borrower’s and its Restricted Subsidiaries’ reasonably anticipated projected production based on the Borrower’s reasonable and justifiable internal projections (assuming no curtailment or interruption of transportation for such projected production) for each month during the period during which such Swap Agreement is in effect, calculated separately for each of crude oil, natural gas and natural gas liquids (which may be hedged with Swap Agreements for crude oil, natural gas, and/or direct and/or basket product components of natural gas), and (C) for the period after the end of the 66th month after the date of execution of such Swap Agreement, zero percent (0%) (no commodity Swap Agreements other than floor or put options)(the limitations imposed by clauses (ii) (A), (B) and (C) collectively, the “Maximum Commodity Swap Limitation”).

(c)                                  From and after the Third Amended and Restated Effective Date, reserves pertaining to Oil and Gas Properties to be acquired pursuant to a Specified Acquisition may be hedged as if such Specified Acquisition had closed and the Borrower or one or more Restricted Subsidiaries owned the reserves to be acquired in such Specified Acquisition and the Borrower or any one or more Restricted Subsidiaries may enter into Swap Agreements that would be permitted by Section 9.13(b) based on the Borrower’s reasonable and justifiable internal projections submitted to the Lenders in connection with such Specified Acquisition; provided that Swap Agreements entered into pursuant to this Section 9.13(c) must be Liquidated upon the date which is the earlier to occur of: (i) the date that is 120 days after the execution of the purchase and sale agreement relating to the Specified Acquisition to the extent that such Specified Acquisition has not been consummated by such date and (ii) the date that is 60 days after the date on which the Borrower or any Restricted Subsidiary knows with reasonable certainty that the Specified Acquisition will not be consummated.

(d)                                 From and after the Third Amendment Effective Date, the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreements with respect to interest rates with any Person other than Swap Agreements in respect of interest rates with a Lender or Swap Provider, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Borrower’s and Restricted Subsidiaries’ Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Restricted Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s and Restricted Subsidiaries’ Debt for borrowed money which bears interest at a floating rate.

(e)                                  The Borrower will not, and will not permit any other Loan Party to, Liquidate any Swap Agreement in respect of commodities except to the extent not prohibited by the First Lien Senior Secured Note Indenture.

Section 9.14                            ERISA.  Except where non-compliance, in each case or in combination with all other instances of non-compliance with the provisions of this Section 9.14, could not reasonably be expected to result in a Material Adverse Effect, the Borrower will not, and will not permit any of the Guarantors to, at any time:

(a)                                 engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could reasonably be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)                                 fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto; and

(c)                                  contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, which may not be terminated by such entities in their sole discretion at any time without any material liability (other than for benefits accrued through the date of termination), including, without limitation, any such plan that is maintained to provide benefits to former employees of such entities (other than benefits mandated by Title I, Part 6 of ERISA and Section 4980B of the Code), or (ii) any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01                     Events of Default.  The occurrence and continuation of one or more of the following events shall constitute an “Event of Default”:

(a)                                 the Borrower shall fail to pay within three (3) Business Days  of the date when due any interest on or principal of any Loan or any reimbursement obligation in respect of any LC Disbursement or any fee or other amount, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b)                                 any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false, incorrect or misleading in any material respect when made or deemed made;

(c)                                  the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 3.04(c), Section 8.01, Section 8.02, Section 8.03, Section 8.12, or ARTICLE IX;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a)  or Section 10.01(c)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such failure;

(e)                                  the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, after the expiration of any applicable period of grace and/or notice and cure;

(f)                                   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)                                  the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(f), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(h)                                 the Borrower or any Restricted Subsidiary shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due;

(i)                                     one or more judgments for the payment of money in an aggregate amount in excess of $40,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment; or

(j)                                    a Change of Control shall occur.

Section 10.02                     Remedies.

(a)                                 In the case of an Event of Default other than one described in Section 10.01(f), Section 10.01(g) or Section 10.01(h), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(f), Section 10.01(g) or Section 10.01(h), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.07(j)), shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration,  notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b)                                 In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)                                  All proceeds realized from the liquidation or other disposition of Collateral pursuant to and in accordance with the terms of the Collateral Trust Agreement and paid pursuant to the terms thereof for application to the Obligations or (subject to the Collateral Trust Agreement) otherwise received by the Administrative Agent or the Collateral Agent after maturity of the Loans or the Notes, whether by acceleration or otherwise, shall be applied:  first, to payment or reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees referred to in clause (b) of the definition of “Obligations”; fourth, pro rata to principal outstanding on the Loans and other Obligations referred to in clause (c) of the definition of “Obligations”; fifth, to any other Obligations; sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.  Notwithstanding the foregoing, amounts received from the Borrower or any Loan Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Secured Swap Provider (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by Secured Swap Providers that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01                     Appointment; Powers.

(a)                                 Each of the Lenders and each Issuing Bank hereby irrevocably (subject to Section 11.06) appoints the Administrative Agent as its administrative agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof, and by the terms of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Each of the Secured Parties hereby irrevocably (subject to Section 11.06) appoints the Collateral Agent as its collateral agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof, and by the terms of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

(b)                                 The Collateral Agent shall act on behalf of the Lenders and the other Secured Parties with respect to the applicable Collateral and Security Instruments; provided, however, that the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article XI with respect to any acts taken or omissions suffered by the Collateral Agent in connection with the Collateral and Security Instruments as fully as if the term “Administrative Agent” as used in this Article XI included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Collateral Agent.

Section 11.02                     Duties and Obligations of Administrative Agent.  The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent and Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except, with respect to the Administrative Agent, as provided in Section 11.03, and (c) except as expressly set forth herein with respect to the Administrative Agent, shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to it by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to it or as to those conditions precedent specifically required to be to its satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and its Subsidiaries or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein.  For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Third Amended and Restated Effective Date specifying its objection thereto.

Section 11.03                     Action by Administrative Agent.  The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that it is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases it shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Required Lenders or the Lenders, as applicable (or such other number or percentage of the

Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action.  The instructions as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.  In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04                     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and each Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

Section 11.05                     Subagents.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, including appointing the Collateral Trustee as collateral trustee.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent.

Section 11.06                     Resignation or Removal of Agents.

(a)                                 Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank, the Collateral Agent and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, and so long as there are Lenders hereunder, the Required Lenders shall have the right, in consultation with and upon the approval of the Borrower (so long as no Event of Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, the retiring Administrative Agent shall execute such instruments as may be reasonably necessary to give effect to such succession, and the retiring Administrative Agent shall be discharged from any further duties and obligations hereunder.  The fees, if any, payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, if any, unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(b)                                 The Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Lenders with a copy of such notice to the Administrative Agent.  If the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor collateral agent for the Lenders with the prior written consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably conditioned, withheld or delayed).  If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and the Borrower, a successor collateral agent from among the Lenders.  Upon the acceptance of its appointment as successor Collateral Agent hereunder, such successor Collateral Agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article XI and Section 12.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.  If no successor Collateral Agent has accepted appointment as Collateral Agent by the date which is 30 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 11.07                     Administrative Agent as Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

Section 11.08                     No Reliance.

(a)                                 Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any of its Subsidiaries of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or its Subsidiaries.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.  In this regard, each Lender acknowledges that Thompson & Knight LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document.  Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b)                                 The Lenders acknowledge that the Administrative Agent is acting solely in an administrative capacity with respect to structuring of this facility and has no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than its administrative duties, responsibilities and liabilities specifically as set forth in the Loan Documents and in its capacity as a Lender.  In structuring and arranging this Agreement, each Lender acknowledges that the Administrative Agent may be an agent or lender under other loans or other securities and waives any existing or future conflicts of interest associated with its role in such other debt instruments.

Section 11.09                     Authority to Release Collateral and Liens.  Each Secured Party hereby authorizes the Collateral Agent to authorize the Collateral Trustee to release any Collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents.  Each Secured Party hereby authorizes the Collateral Agent to authorize the Collateral Trustee to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.

Section 11.10                     Filing of Proofs of Claim.  In case of any Default or Event of Default under Section 10.01(f), Section 10.01(g) or Section 10.01(h), the Administrative Agent (regardless of whether the principal of any Loan or LC Exposure shall then be due and payable and regardless of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.05 and Section 12.03) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Administrative Agent; and (ii) if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.05 and Section 12.03.  Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.  Each Lender retains its right to file and prove a claim separately.

ARTICLE XII

MISCELLANEOUS

Section 12.01                     Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)                                     if to the Borrower, to it at Sanchez Energy Corporation, 1000 Main Street, Suite 3000, Houston, Texas 77002, Attention: Alfredo Gutierrez (Telecopy No. (713)

756-2784), with a copy to Akin Gump Strauss Hauer & Feld LLP, 1111 Louisiana Street, 44th Floor, Houston, Texas 77002, Attention: David Elder (Telecopy No. (713) 236-0822);

(ii)                                  if to the Administrative Agent, to it at Royal Bank of Canada Agency Services Group, 12th Floor, 200 Bay Street, South Tower, Toronto, Ontario, Canada M5J 2W7, Attention Manager Agency (Fax No. (416) 842-4023), with a copy to 2800 Post Oak Boulevard, Suite 3900, Houston, Texas 77056, Attention Don McKinnerney (Fax No. (713) 403-5624), and for all correspondence related to Letter of Credit requests 12th Floor, 200 Vessey Street, New York, New York 10281-8098, Attention Manager Trade Products (Telephone No. (212) 428-6235) (Fax No. (212) 428-6332);

(iii)                               if to the Collateral Agent, to it at Royal Bank of Canada Agency Services Group, 12th Floor, 200 Bay Street, South Tower, Toronto, Ontario, Canada M5J 2W7, Attention Manager Agency (Fax No. (416) 842-4023), with a copy to 2800 Post Oak Boulevard, Suite 3900, Houston, Texas 77056, Attention Don McKinnerney (Fax No. (713) 403-5624); and

(iv)                              if to any other Lender, in its capacity as such, or any other Lender in its capacity as an Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)                                 Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 12.02                     Waivers; Amendments.

(a)                                 No failure on the part of the Administrative Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this

Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Obligations hereunder or under any other Loan Document, or forgive or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (iv) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby in a manner adverse to any Lender, without the written consent of each Lender or change the pro rata share of any Lender (other than as a result of the occurrence of any reallocation as a result of a Lender becoming or ceasing to be a Defaulting Lender) without the written consent of each Lender, (v) release any Guarantor or release any of the Collateral (other than as provided in Section 11.09), without the written consent of each Lender, (vi) waive, amend  or modify the terms of Section 10.02(c) or this Section 12.02(b)(vi) without the written consent of each Secured Priority Swap Provider adversely affected thereby or amend or otherwise modify any Security Instrument in a manner that results in the Secured Priority Swap Obligations secured by such Security Instrument no longer being secured thereby, or amend or otherwise change the definition of  “Secured Priority Swap Obligation” or “Secured Priority Swap Provider”, without the written consent of each Secured Priority Swap Provider adversely affected thereby, or (vii) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Required Reserve Mortgage Percentage” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than a Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.  Notwithstanding the foregoing, any supplement to Schedule 7.01 (Corporate Organization Chart), Schedule 7.05 (Litigation), Schedule 7.14 (Subsidiaries) or Schedule 7.20 (Swap Agreements) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03                     Expenses, Indemnity; Damage Waiver.

(a)                                 The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Arranger, Administrative Agent and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the reasonable photocopy, mailing, courier and other similar expenses in connection with the preparation, negotiation, documentation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof, (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by such Issuing Bank or any demand for payment thereunder, and (iv) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT OR ANY ENFORCEMENT OR COLLECTION ACTIONS IN CONNECTION THEREWITH INCLUDING REASONABLE ATTORNEYS’ FEES AND SETTLEMENT COSTS, (ii) THE FAILURE OF THE BORROWER OR ANY OF THE GUARANTORS TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY OF THE GUARANTORS SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv)

ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING (1) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (2) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE GUARANTORS BY THE BORROWER AND THE GUARANTORS, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF THE GUARANTORS OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OF THE GUARANTORS WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OF THE GUARANTORS, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY OF THE GUARANTORS OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OF THE GUARANTORS OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE GUARANTORS, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE GUARANTORS, (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS,

DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under Section 12.03(a) or Section 12.03(b), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.

(d)                                 To the extent permitted by applicable law, the Borrower and the Indemnitees shall not assert, and hereby waive, any claim against each other, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)                                  All amounts due under this Section 12.03 shall be payable not later than ten (10) days after written demand therefor.

Section 12.04                     Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:  (1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to (A) a Lender that is not a Defaulting Lender, (B) an Affiliate of a Lender that is not a Defaulting Lender, (C) an Approved Fund (other than an Approved Fund that is administered by or managed by a Defaulting Lender or an Affiliate of a Defaulting Lender) or (D) if an Event of Default has occurred and is continuing, any bank or other entity other than a Defaulting Lender, a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person; provided, further, that the Borrower’s failure to respond to a Lender’s request for consent to an assignment within five (5) Business Days of such request shall be deemed to constitute the Borrower’s written consent to such request; and (2) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender that is not a Defaulting Lender immediately prior to giving effect to such assignment.  Notwithstanding the foregoing, at any time when RBC and its Affiliates are the sole Lenders, other than to a Controlled Affiliate of RBC, neither the Administrative Agent, RBC in its capacity as the Lender, nor RBC in its capacity as the Issuing Bank, may assign or delegate its rights and obligations under this Agreement without the written consent of the Borrower.

(ii)                                  Assignments shall be subject to the following additional conditions:  (1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (which minimum amount may be comprised of concurrent assignments from more than one Lender), and the Commitments of any assigning Lender remaining a party hereto after giving effect to the assignment shall be at least $2,500,000, unless, in each case, the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;  (2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; (3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; (4) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and shall deliver notice of the Assignment and Assumption to the Borrower; and (5) in the case of an assignment to a CLO, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 12.02 that affects such CLO.

(iii)                               Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01,

Section 5.02, Section 5.03 and Section 12.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c)                                  (i)                                     Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant.  In addition such agreement must provide that the Participant be bound by the provisions of Sections 12.03 and 12.11.  Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b).  To the extent permitted by law, each

Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(e) as though it were a Lender.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)                                  Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05                     Survival; Revival; Reinstatement.

(a)                                 All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the Transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b)                                 To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continued as if such payment or proceeds had not been received and the Collateral Trustee’s’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect.  In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent or the Collateral Trustee to effect such reinstatement.

Section 12.06                     Counterparts; Integration; Effectiveness.

(a)                                 This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)                                 This Agreement, the Collateral Trust Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  THIS AGREEMENT, THE COLLATERAL TRUST AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)                                  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile, photocopy or by sending a scanned copy by electronic mail  shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07                     Severability.  Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08                     Right of Setoff.  Subject to any applicable requirements as to the sharing of set-offs pursuant to the Collateral Trust Agreement, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitation obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of a Loan Party (other than amounts held in payroll accounts, escrow accounts, trust accounts and other accounts held by a Loan Party as a fiduciary for others) against any and all the obligations of a Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09                     GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)                                 THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE-OF-LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION; PROVIDED, TO THE EXTENT ANY OF THE SECURITY INSTRUMENTS RECITE THAT THEY ARE GOVERNED BY THE LAW OF ANOTHER JURISDICTION, OR ANY ACTION OR EVENT TAKEN THEREUNDER (SUCH AS FORECLOSURE OF THE MORTGAGED PROPERTY) REQUIRES APPLICATION OF OR COMPLIANCE WITH THE LAW OF ANOTHER JURISDICTION, SUCH PROVISIONS AND CONCEPTS SHALL APPLY.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.  THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c)                                  EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d)                                 EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10                     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11                     Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided, unless prohibited by applicable laws or regulations, the Borrower has been given reasonable advance notice thereof and been afforded an opportunity to limit or protest the disclosure, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything herein to the contrary, any party hereto (and each employee, representative or other agent of such party) may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to that party relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions, as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 12.12                     EXCULPATION PROVISIONS.  EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS AND CONDITIONS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY RESULT, SUBJECT TO THE TERMS HEREOF AND THEREOF AND APPLICABLE LAW, IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY.  EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.13                     No Third Party Beneficiaries.  This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Loan Parties, and other than a Secured Priority Swap Provider and a Bank Product Provider, no other Person (including any obligor, contractor, subcontractor, supplier or materialmen) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, the Issuing Bank or any Lender for any reason whatsoever.  There are no third party beneficiaries.

Section 12.14                     Collateral Matters; Swap Agreements.

(a)                                 The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to (in addition to Lenders and their Affiliates), each other Secured Party; provided that, notwithstanding anything to the contrary, with respect to any Loan Party that is not an Eligible Contract Participant, the Obligations of such Loan Party shall exclude any Excluded Swap Obligations of such Loan Party.  Each Secured Priority Swap Provider, by its entry into a Swap Agreement with a Loan Party, and each Bank Product Provider, by its extension of a Bank Product to the Borrower or any Subsidiary, in each case by virtue thereof and as a condition to obtaining the benefit of this Agreement and the Security Instruments, (i) agrees to be bound by the agreements and acknowledgements of the Secured Parties in this Agreement and the other Loan Documents, and (ii) makes each of the authorizations, directions and instructions of the Secured Parties specified in this Agreement and the other Loan Documents and so authorizes, directs and instructs the Administrative Agent, the Collateral Agent and the Collateral Trustee. Except as and to the extent (and only to the extent) expressly provided in Section 12.02(b) or the Security Instruments, no Secured Party shall have as a result of the existence of Secured Priority Swap Obligations or Secured Bank Product Obligations any right to notice of, or to vote on, consent to, direct, or object to, any action, inaction or circumstance under this Agreement or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) or any amendment or waiver of this Agreement or any other Loan Document, or any proposal with respect to any of the foregoing.  Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Secured Priority Swap Obligations or Secured Bank Product Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Secured Priority Swap Provider or Bank Product Provider, as the case may be.

(b)                                 Each Secured Party authorizes and directs the Collateral Agent to enter into and assign to the Collateral Trustee, and authorizes and directs the Collateral Agent to authorize the Collateral Trustee to enter into, the Security Instruments (including any amendments thereto contemplated by Section 7.1 of the Collateral Trust Agreement and any security documents to secure additional Priority Lien Obligations (as defined in the Collateral Trust Agreement) in accordance with Section 3.8 of the Collateral Trust Agreement) and to perform its obligations and exercise its rights thereunder in accordance therewith, subject to the terms and conditions thereof, including the limitations on duties of the Collateral Trustee provided in Section 5.12 of the Collateral Trust Agreement. Each Secured Party acknowledges that, as more fully set forth in the Security Instruments, the Collateral as now or hereafter constituted shall be held for the benefit of all the holders of Priority Lien Obligations (as defined in the Collateral Trust Agreement), subject to the Collateral Trust Agreement, and the Lien of the Security Instruments is subject to and qualified and limited in all respects by the Collateral Trust Agreement.

(c)                                  The provisions of the other Security Instruments are subject to the terms, conditions and benefits set forth in the Collateral Trust Agreement. Each Secured Party (i) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Collateral Trust Agreement and (ii) authorizes and instructs the Collateral Agent to authorize and instruct the Collateral Trustee on behalf of the Secured Parties and each other holder of “First-Out Obligations” (as defined therein) to enter into the Collateral Trust Agreement as Collateral

Trustee on behalf of such holders of First-Out Obligations. In addition, each Secured Party authorizes and instructs the Collateral Agent to authorize and instruct the Collateral Trustee to enter into any amendments or joinders to the Collateral Trust Agreement, without the consent of any Secured Party, to add additional Debt as Priority Lien Obligations and add other parties (or any authorized agent or trustee therefor) holding such Debt thereto and to establish that the Lien on any Collateral securing such Debt ranks equally with the Liens on such Collateral securing the Priority Lien Debt then outstanding.

(d)                                 Each Secured Party (i) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (ii) authorizes and instructs the Collateral Agent to authorize and instruct the Collateral Trustee on its behalf to enter into the Intercreditor Agreement as Priority Lien Representative (as defined in the Intercreditor Agreement) on behalf of such Secured Party as a Priority Lien Secured Party (as defined in the Intercreditor Agreement). In addition, each Secured Party authorizes and instructs the Collateral Agent to authorize and instruct the Collateral Trustee to enter into any amendments or joinders to the Intercreditor Agreement, without the consent of any Secured Party, to add additional Priority Lien Debt or Junior Lien Debt (each as defined in the Intercreditor Agreement) and add other parties (or any authorized agent or trustee therefor) holding such Debt thereto and to establish that the Lien on any Collateral securing such Debt ranks equally with the Liens on such Collateral securing the Priority Lien Debt or Junior Lien Debt, as applicable, then outstanding.

Section 12.15                     US Patriot Act Notice.  Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

Section 12.16                     Interest Rate Limitation.  It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the U.S. and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows:  (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum non-usurious amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrower).  All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (a) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.16 and (b) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.16.

Section 12.17                     Termination and Release. To the extent that a Loan Document provides for the termination of such Loan Document or the release of any Lien thereunder upon the payment in full of the Obligations, or words of similar effect, notwithstanding anything to the contrary in such Loan Document, such Loan Document shall terminate and the Administrative Agent shall release, or cause the Collateral Agent to release, such Liens upon payment in full of the Obligations other than contingent Obligations with are intended to survive the termination of such Loan Document and with respect to which the contingency giving rise to such Obligation has not occurred.

Section 12.18                     Release.  As additional consideration for the execution, delivery and performance of this Agreement by the parties hereto and to induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower warrants and represents to the Administrative Agent and the Lenders that no facts, events, statuses or conditions exist or have existed which, either now or with the passage of time or giving of notice, or both, constitute or will constitute a basis for any claim or cause of action against the Administrative Agent or any 2014 Credit Agreement Lender or any defense to (i) the payment of Obligations under the Notes and/or the Loan Documents, or (ii) the performance of any of their respective obligations with respect to the Notes and/or the Loan Documents.  In the event any such facts, events, statuses or conditions exist or have existed, the Borrower unconditionally and irrevocably hereby RELEASES, RELINQUISHES and forever DISCHARGES Administrative Agent and the 2014 Credit Agreement Lenders, as well as their predecessors, successors, assigns  and Related Parties, of and from any and all claims, demands, actions and causes of action of any and every kind or character, past or present, which any Loan Party may have against any of them or their predecessors, successors, assigns and Related Parties arising out of or with respect to (a) any right or power to bring any claim for usury or to pursue any cause of action based on any claim of usury, and (b) any and all transactions relating to the Loan Documents occurring prior to the Third Amended and Restated Effective Date, including any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the acts, actions or omissions of any of them, and their predecessors, successors, assigns and Related Parties, including any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy, but in each case only to the extent permitted by applicable law.

Section 12.19                     Amendment and Restatement.  The parties hereto agree that this Agreement amends, restates and rearranges the 2014 Credit Agreement in its entirety and that all Loans outstanding under the 2014 Credit Agreement on the Third Amended and Restated Effective Date shall be and be deemed to be Loans (of the same Type and having the same Interest Periods) made and Letters of Credit issued under this Agreement, and shall thereafter be evidenced and governed by the terms and conditions of this Agreement. The Lenders are subrogated to the rights of the 2014 Credit Agreement Lenders under the 2014 Credit Agreement to the extent of the Obligations renewed and rearranged hereby.  All Liens created and existing in connection with the 2014 Credit Agreement, except as otherwise provided in this Agreement with respect to Excluded Swap Obligations, shall continue in force and effect as assigned to the Collateral Trustee to secure the Obligations and the First Lien Senior Secured Note Obligations under and as provided in the Collateral Trust Agreement and the other Security Instruments, and the Borrower to the Lenders pursuant to the Notes and this Agreement, and the Borrower and each other Loan Party hereby ratifies, adopts and confirms all such prior Liens.

Section 12.20                     Termination of Commitment under 2014 Credit Agreement.  The “Aggregate Elected Commitment Amount” and the “Aggregate Maximum Credit Amounts” outstanding under the 2014 Credit Agreement of all lenders party thereto other than RBC have been assigned to RBC effective immediately prior to the effectiveness of this Agreement.  As of the Third Amended and Restated Effective Date, the “Aggregate Elected Commitments” and “Aggregate Maximum Credit Amounts” as defined in the 2014 Credit Agreement are hereby terminated and the Administrative Agent and the Lenders hereby waive any right to receive prior notice of such termination.  Each Lender agrees upon the Third Amended and Restated Effective Date to return to the Borrower within 30 days all “Notes” as defined in the 2014 Credit Agreement which were delivered by the Borrower and, to the extent such Notes are not returned within such time period, the Borrower shall be entitled to receive a lost note affidavit containing customary indemnities in favor of the Borrower.

Section 12.21                     No Novation, Etc. To the extent of the Commitment outstanding under the 2014 Credit Agreement in the amount of $300,000,000, nothing contained herein shall be deemed a new Commitment and, to the extent of the Loans under the 2014 Credit Agreement, no Loan hereunder shall be deemed a novation of or a repayment or new advance of any obligation of the Borrower thereunder. To the extent proceeds of the First Lien Senior Secured Note Indenture were used to refinance Obligations under the 2014 Credit Agreement, First Lien Senor Secured Note Holders are subrogated to the Liens securing such Obligations.  The Obligations owing under the 2014 Credit Agreement are renewed, rearranged, extended and carried forward by this Agreement and all of the Liens securing the “Obligations” as defined in the 2014 Credit Agreement (other than Excluded Swap Obligations) are carried forward as assigned to the Collateral Trustee and secure, without interruption or loss or priority, the Obligations and the

First Lien Senior Secured Note Obligations under and as provided in the Collateral Trust Agreement and the other Security Instruments.

Section 12.22                     Keepwell.

(a)                                 The Borrower is a Qualified ECP Credit Party and hereby guarantees the payment and performance of all Obligations of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefitting Loan Party in order for such Benefitting Loan Party to honor its obligations (without giving effect to Section 12.22(b)) under the Guaranty and any other Security Instrument including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 12.22(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.22(a), or otherwise under this Agreement or any Loan Document, as it relates to such Benefitting Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 12.22(a) shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all Secured Priority Swap Providers, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 12.22(a) constitute, and this Section 12.22(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefitting Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b)                                 Notwithstanding any other provisions of this Agreement or any other Loan Document, Obligations guaranteed by any Loan Party, or secured by the grant of any Lien by any Loan Party under any Security Instrument, shall exclude all Excluded Swap Obligations with respect to such Loan Party.

[Signatures Begin Next Page]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

Signature Page 1 to Third Amended

and Restated Credit Agreement

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA,
as Administrative Agent

By:	/s/ Yvonne Brazier
Name:	Yvonne Brazier
Title:	Manager, Agency

Signature Page 2 to Third Amended

and Restated Credit Agreement

LENDERS:

ISSUING BANK AND LENDER:

ROYAL BANK OF CANADA,
as Issuing Bank and a Lender

By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

Signature Page 3 to Third Amended

and Restated Credit Agreement

ANNEX I

AGGREGATE COMMITMENT AMOUNT

Name of Lender	Applicable Percentage	Commitment
Royal Bank of Canada	100%	$25,000,000.00
TOTAL	100%	$25,000,000.00

Annex I-1

EXHIBIT A

FORM OF NOTE

$25,000,000.00	[ ], 2018

FOR VALUE RECEIVED, SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of ROYAL BANK OF CANADA (the “Lender”), the lesser of (i) TWENTY-FIVE MILLION DOLLARS ($25,000,000.00) and (ii) the aggregate unpaid Loans made by the Lender pursuant to the Credit Agreement, as hereinafter defined, in lawful money of the U.S. and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement.  All capitalized terms used herein and not otherwise defined that are defined in the Credit Agreement have the meanings as defined in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof until such principal amount is paid in full, at the place and at such interest rates as are specified in the Credit Agreement.

This Note is one of the Notes referred to in, and this Note and all provisions herein are entitled to the benefits and are subject to the terms of, the Third Amended and Restated Credit Agreement, dated as of even date herewith, among the Borrower, Royal Bank of Canada, as Administrative Agent, and the other lenders signatory thereto (including the Lender) (as the same may be amended or otherwise modified from time to time, the “Credit Agreement”).

The obligations of the Borrower hereunder are secured by the Security Instruments (subject to the limitations contained in the Security Instruments and the Credit Agreement).  The Credit Agreement, among other things, (a) provides for the making of advances by the Lender and other Lenders to the Borrower from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of interest accruing at the Highest Lawful Rate.

The Borrower waives grace, demand, presentment for payment, notice of dishonor or default, notice of intent to accelerate or acceleration, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto.

(Remainder of page intentionally left blank. Signature page follows.)

Exhibit A-1

This Note shall be governed by and construed under the laws of the State of New York and the applicable laws of the U.S.

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit A-2

EXHIBIT B

FORM OF BORROWING REQUEST

[ ], 20[ ]

SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), pursuant to Section 2.03 of the Third Amended and Restated Credit Agreement dated as of February 14, 2018 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Royal Bank of Canada, as Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

(i)                                   Aggregate amount of the requested Borrowing is $[            ];

(ii)                                Date of such Borrowing is [            ], 20[   ];

(iii)                             Requested Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing];

(iv)                            In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [            ];

(v)                               The Aggregate Commitment Amount is $[            ];

(vi)                            Total Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[            ]; and

(vii)                         Pro forma total Credit Exposures (giving effect to the requested Borrowing) is $[            ]; and

(viii)                      Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[                                       ]

[                                       ]

Exhibit B-1

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  The undersigned further certifies, represents and warrants on behalf of the Borrower that (a) the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement, (b) that no Default or Event of Default exists and is continuing, and (c) after giving effect to the Borrowing request made herein the total Credit Exposure will not exceed the Aggregate Commitment Amount as now in effect.

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST

[            ], 20[   ]

SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), pursuant to Section 2.04 of the Third Amended and Restated Credit Agreement dated as of February 14, 2018  (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”), among the Borrower, Royal Bank of Canada, as Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

(i)                                   The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (iii) and (iv) below shall be specified for each resulting Borrowing) is [            ];

(ii)                                The effective date of the election made pursuant to this Interest Election Request is [            ], 20[   ];[and]

(iii)                             The resulting Borrowing is to be [an ABR Borrowing] [a Eurodollar Borrowing][; and]

(iv)                            [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [            ]].

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit C-1

EXHIBIT D

FORM OF
COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [            ] of SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower.  With reference to the Third Amended and Restated Credit Agreement dated as of February 14, 2018  (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”), among the Borrower, Royal Bank of Canada, as Administrative Agent and the lenders (the “Lenders”) which are or become a party thereto, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified), to my knowledge after reasonable investigation:

(a)         The representations and warranties of the Borrower contained in ARTICLE VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower in the Agreement and the other Loan Documents were true and correct when made, and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier time or the Required Lenders have consented in writing to the contrary.

(b)         The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by the Borrower prior to or at the time of delivery hereof [or specify default and describe].

(c)          Since the “as of” date of the financial statements of the Borrower most recently delivered, or deemed delivered, pursuant to Section 8.01(a) or Section 8.01(b) of the Agreement, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

(d)         There exists no Default or Event of Default [or specify Default and describe].

(e)          If, as of the [fiscal quarter] [fiscal year] ending [               ], there were any Loans or Letters of Credit outstanding under the Agreement, then compliance [or non-compliance] with the PDP Coverage Ratio is demonstrated by the calculation of the PDP Coverage Ratio set forth on Exhibit A attached hereto.

Exhibit D-1

EXECUTED AND DELIVERED this [      ] day of [            ], 20[  ].

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

Exhibit D-2

Exhibit D

PDP COVERAGE CALCULATION WORKSHEET

PDP Coverage Ratio

A.	Loan Parties’ proved developed producing properties’ PV-10 value (based on most recent Reserve Report and the then-current strip pricing as of the date of calculation)	$

B.	(+) the net mark-to-market value of commodity Swap Agreements in effect as of the date of calculation based on the then-current strip pricing as of the date of calculation	$

C.	(+)unrestricted cash on hand of the Loan Parties	$

D.	Sum of Lines A + B + C	$

E.	the Aggregate Commitment Amount	$

F.	Line D divided by Line E	$
	Is Line F at least 4.00 to 1.00	Yes/No

Exhibit D-3

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Third Amended and Restated Credit Agreement, dated as of February 14, 2018 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), the Lenders named therein and Royal Bank of Canada, as Administrative Agent for the Lenders.  Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment Amount of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Disbursements held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date.  The Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent (with a copy to the Borrower) together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 5.03 of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee.  The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.04(b) of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date:

1

Facility	Principal Amount of Commitment Amount Assigned	Percentage Assigned of Commitment Amount (set forth, to at least 8 decimals)
Loans:

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

2

The undersigned hereby consent to the within assignment:(1)

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

(1)                   Consents to be included to the extent required by Section 12.04(b) of the Credit Agreement.

3

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01(a) or Section 8.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or other electronic transmission (e.g., .pdf) shall be effective as delivery of a manually executed

Exhibit E-1

counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E-2

EXHIBIT F-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of February 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sanchez Energy Corporation, Royal Bank of Canada, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-1-1

EXHIBIT F-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of February 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sanchez Energy Corporation, Royal Bank of Canada, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-2-1

EXHIBIT F-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of February 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sanchez Energy Corporation, Royal Bank of Canada, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-8IMY (or applicable successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-3-1

EXHIBIT F-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of February 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sanchez Energy Corporation, Royal Bank of Canada, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881 (c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-81MY (or applicable successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form 8BEN or IRS Form W-8BEN-E (or applicable successor form) or (ii) an IRS Form W-81MY (or applicable successor form) accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit F-4-1

EXHIBIT G

FORM OF REPAYMENT NOTICE

[              ], 20[  ]

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of February 14, 2018 by and among SANCHEZ ENERGY CORPORATION, a Delaware corporation (the “Borrower”), Royal Bank of Canada, as Administrative Agent and the lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement) (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”).

The Borrower is repaying Borrowings as follows:

1.                                      Borrowings outstanding prior to the repayment referred to herein: $

2.                                      Amount of repayment: $

3.                                      Date of repayment:                , 20  .

4.                                      Type of Borrowing and amount to which repayment applies:

(a)                                 ABR Borrowing for $

(b)                                 Eurodollar Borrowing(s) with Interest Period(s) ending on             (2)

(i)	one month	$

(ii)	three months	$

(iii)	six months	$ ]

The repayment referred to herein is being made pursuant to and complies with [Section 3.04(a) — Optional Prepayments] OR [Section 3.04(c) — Mandatory Prepayments] of the Credit Agreement.

[Signature Page follows]

(2)  If more than one Interest Period ends on a particular date, or if necessary to allocate repayment among Interest Periods, the Borrower shall specify how such repayment is to be allocated.

1

IN WITNESS WHEREOF this instrument is executed as of               , 20 .

SANCHEZ ENERGY CORPORATION,
a Delaware corporation

By:
Name:
Title:

2

EXHIBIT H

FORM OF GUARANTY

THIS GUARANTY AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of           , 20  , is made by each of the undersigned Restricted Subsidiaries of the Borrower (as defined below) (together with any other entity that may become a party hereto as provided herein each, a “Guarantor,” and collectively, the “Guarantors”), in favor of Royal Bank of Canada, as Administrative Agent (the “Agent”) for the benefit of the Lenders pursuant to that certain Third Amended and Restated Credit Agreement dated as of February 14, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower (defined below), the Agent and the Lenders.

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make Loans and other extensions of credit to Sanchez Energy Corporation, a Delaware corporation (the “Borrower”) in a manner and upon the terms and conditions set forth therein;

WHEREAS, in accordance with the Credit Agreement, the Agent requires that the Guarantors execute a guaranty agreement guaranteeing the Obligations;

NOW, THEREFORE, in consideration of the premises and agreements herein and in order to induce the Lenders to make the Loans and other extensions of credit pursuant to the Credit Agreement, the Guarantors hereby agree as follows:

Section 1.                                          Definitions.  Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Credit Agreement.

Section 2.                                          Guaranty of Payment.  Each Guarantor (not merely as a surety or guarantor of collection) hereby jointly, severally, unconditionally and irrevocably, guarantees the punctual payment when due, whether at stated maturity, as an installment, by prepayment or by demand, acceleration or otherwise, of all Obligations heretofore or hereafter existing.  If any or all of the Obligations become due and payable under the Credit Agreement, the Guarantors jointly and severally and unconditionally promise to pay such Obligations, on demand, together with any and all expenses (including reasonable counsel fees and expenses), which reasonably may be incurred by the Agent in collecting any of the Obligations and in connection with the protection, defense and enforcement of any rights under the Credit Agreement or under any other Loan Document (the “Expenses”).  The Guarantors guarantee that the Obligations shall be paid in accordance with the terms of the Credit Agreement, any applicable Loan Document, any applicable Swap Agreement, and any applicable agreement governing the provision of Bank Products.  The Obligations include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Credit Agreement.  The Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other Person or any collateral prior to any demand or other action hereunder against the Guarantors.  The Guarantors agree that, as between the Guarantors and the Agent, the Obligations may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction or other prohibition which may

1

prevent, delay or vitiate any declaration as regards the Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantors for the purposes of this Guaranty and each Guarantor shall forthwith pay the Obligations specified by the Agent to be paid as provided in the Credit Agreement without further notice or demand.  Notwithstanding anything contained herein or in the Credit Agreement, any Loan Document or any other document or any other agreement, security document or instrument relating hereto or thereto to the contrary, the maximum liability of each Guarantor hereunder shall never exceed the maximum amount that said Guarantor could pay without having such payment set aside as a fraudulent transfer or fraudulent conveyance or similar action under the U.S. Bankruptcy Code or applicable state or foreign law.

Section 3.                                          Guaranty Absolute.  The liability of each Guarantor under this Guaranty is absolute and unconditional irrespective of:  (a) any change in the time, manner or place of payment of, or in any other term of, the Credit Agreement or the Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of the Credit Agreement, any other Loan Document or any other agreement or instrument governing or evidencing the Obligations, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guaranty or support document, or any exchange, release or non-perfection of any collateral, for the Credit Agreement or the Obligations; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of the Credit Agreement or the Obligations; (d) any lack of validity or enforceability against the Borrower or any Loan Party or any other guarantor of any of the Obligations, for any reason relating to the Credit Agreement, any other Loan Document or any other agreement or instrument evidencing the Obligations; (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Credit Agreement or the transactions contemplated thereby (other than actual payment) which might constitute a legal or equitable defense available to, or discharge of, the Borrower or the Guarantors; and (f) any claim or assertion that any payment by any Guarantor hereunder should be set aside pursuant to Section 2 hereof in connection with any stay, injunction or other prohibition or event, in which case each Guarantor shall be unconditionally required to pay all amounts demanded of it hereunder prior to any determination of the maximum liability of each Guarantor hereunder in accordance with Section 2 hereof and the recipient of such payment, if so required by a court of competent jurisdiction by a final and non-appealable judgment, shall then be liable for the refund of any excess amounts.  If any such rebate or refund is ever required, then subject to the limitations of Section 2 hereof, all other Guarantors shall be fully liable for the repayment thereof to the maximum extent allowed by applicable law.

Section 4.                                          Guaranty Irrevocable.  This Guaranty is a continuing guaranty of the payment of all Obligations now or hereafter existing and shall remain in full force and effect until payment in full of all Obligations and other amounts payable under this Guaranty and until all Commitments of the Lenders shall be terminated in accordance with the terms of the Credit Agreement.  A Guarantor shall be automatically released from its obligations under this Guaranty upon it ceasing to be a “Guarantor” for purposes of the Credit Agreement (subject to the satisfaction of any conditions set forth therein).

2

Section 5.                                          Reinstatement.  This Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent on the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Guarantor, or any other Person that is a party to the Loan Documents, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower, any Guarantor or any other Person that is a party to the Loan Documents, or otherwise, all as though the payment had not been made.

Section 6.                                          Subrogation.  Each Guarantor hereby agrees that it shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Obligations have been paid in full and all of the Commitments have been terminated and are no longer in effect.  Any amounts paid to a Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been paid in full, shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Credit Agreement.  If a Guarantor has made a payment to the Agent hereunder of all or any part of the Obligations and all the Obligations are paid in full and all of the Commitments have been terminated and are no longer in effect, the Agent shall, at such Guarantor’s request, execute and deliver to the Guarantor the appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from the payment.

Section 7.                                          Subordination.  Any liabilities owed by the Borrower to the Guarantors in connection with any extension of credit or financial accommodation by the Guarantors to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Obligations, and such liabilities of the Borrower to the Guarantors, if the Agent so requests, shall be collected, enforced and received by the Guarantors as trustee for the Agent and shall be paid over to the Agent on account of the Obligations.

Section 8.                                          Certain Taxes.  The Guarantors further agree that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for Taxes.  If any Taxes are required to be withheld from any amounts payable to the Agent hereunder, the amounts so payable to the Agent shall be increased to the extent necessary to yield to the Agent (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid.  Whenever any Tax is paid by a Guarantor, as promptly as possible thereafter, such Guarantor shall send the Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Agent.

Section 9.                                          Representations and Warranties.  Each of the Guarantors represents and warrants that: (a) this Guaranty (i) has been authorized by all necessary corporate or other organizational action; (ii) does not violate any agreement, instrument, law, regulation or order applicable to it; (iii) does not require the consent or approval of any Person, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that

3

enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; and (b) in executing and delivering this Guaranty, such Guarantor has not relied and will not rely upon any representations or warranties of the Agent not embodied herein or any acts heretofore or hereafter taken by the Agent (including but not limited to any review by the Agent of the affairs of the Borrower).

Section 10.                                   Remedies Generally.  The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law.

Section 11.                                   Setoff.  Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Agent or the Lenders may otherwise have, the Agent and each of the Lenders shall be entitled, at their option, to offset balances (general or special, time or demand, provisional or final) held by them for the account of such Guarantor (other than amounts held in payroll accounts, escrow accounts, trust accounts and other accounts held by a Loan Party as a fiduciary for others) at any of the Agent’s or any Lender’s offices, in U.S. dollars or in any other currency, against any amount payable by such Guarantor under this Guaranty which is not paid when due, in which case it shall promptly notify such Guarantor thereof; provided that the Agent’s or any Lender’s failure to give such notice shall not affect the validity thereof.

Section 12.                                   Formalities.  Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Credit Agreement and this Guaranty and any liability to which the Credit Agreement and this Guaranty applies or may apply, and waives presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of dishonor or nonpayment, and any requirement that the Agent institute suit, collection proceedings or take any other action to collect the Obligations, including any requirement that the Agent protect, secure, perfect or insure any security interest or Lien against any Property or exhaust any right or take any action against the Borrower or any other Person (including the other Guarantors) or any Collateral (it being the intention of the Agent and each Guarantor that the obligations of such Guarantor under this Guaranty are to be a guaranty of payment and not of collection) or that the Borrower or any other Person (including the other Guarantors) be joined in any action hereunder.  Each Guarantor hereby waives marshaling of assets and liabilities, notice by the Agent of the creation of any Obligation or liability to which it applies or may apply, any amounts received by the Agent, notice of disposition or substitution of Collateral and of the creation, advancement, increase, existence, extension, renewal, rearrangement and/or modification of the Obligations.

Section 13.                                   Amendments and Waivers.  No amendment or waiver of any provision of this Guaranty, nor consent to any release by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Agent and such Guarantor, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Agent to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Section 14.                                   Expenses.  To extent payable under Section 12.03 of the Credit Agreement, the Guarantors shall reimburse the Agent on demand for all Expenses without

4

duplication of any reimbursements affected under the Credit Agreement.  The obligations of the Guarantors under this Section 14 shall survive the termination of this Guaranty.

Section 15.                                   Assignment.  This Guaranty shall be binding on, and shall inure to the benefit of the Guarantors, the Agent and their respective successors and assigns; provided that the Guarantors may not assign or transfer their respective rights or obligations under this Guaranty.  Without limiting the generality of the foregoing: (a) the obligations of the Guarantors under this Guaranty shall continue in full force and effect and shall be binding on any successor partnership and on previous partners and their respective estates if any of the Guarantors is a partnership, regardless of any change in the partnership as a result of death, retirement or otherwise; and (b) to extent permitted under Section 12.04 of the Credit Agreement, the Agent may assign, sell participations in or otherwise transfer its rights under the Credit Agreement to any other Person in accordance with the terms and conditions thereof, and the other Person shall then become vested with all the rights granted to the Agent in this Guaranty or otherwise.  Guarantor may merge into the Borrower or another Guarantor as provided in the Credit Agreement.

Section 16.                                   Captions.  The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

Section 17.                                   Governing Law, Etc.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CHOICE-OF-LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.  EACH GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK.  SERVICE OF PROCESS BY THE AGENT IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON EACH GUARANTOR IF SENT TO SUCH GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY SUCH GUARANTOR FROM TIME TO TIME.  EACH GUARANTOR (AND, BY ITS ACCEPTANCE HEREOF, THE AGENT) WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH ACTION.  TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTY.

Section 18.                                   Integration; Effectiveness.  This Guaranty alone sets forth the entire understanding of the Guarantors and the Agent relating to the guarantee of the Obligations and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the

5

subject matter hereof.  This Guaranty shall become effective when it shall have been executed and delivered by the Guarantors to the Agent.

Section 19.                                   Credit Agreement.  To the extent there are any conflicts or inconsistencies between this Guaranty and the Credit Agreement, the provisions of the Credit Agreement will control.

Section 20.                                   Counterparts.  This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, facsimile, photocopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart signature page of this Guaranty.

Section 21.                                   Excluded Swap Obligations.  Notwithstanding anything to the contrary, the Obligations guaranteed by any Guarantor shall exclude all Excluded Swap Obligations with respect to such Guarantor.

[END OF TEXT]

6

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTOR(S):

[By:
Name:
Title:

Address for Service of Process:

[ ]
[ ]]

7

SCHEDULE 7.01

CORPORATE ORGANIZATIONAL CHART

SN Corporate Structure

Effective November 29, 2017

Guarantor of Borrowing Base
Guarantor of Senior Notes
Credit Group
"Restricted Subsidiaries"
Outside Credit Group
"Unrestricted Subsidiaries"
Sanchez Energy Corporation ("SN") 878
SN Palmetto, LLC 880
SN Marquis LLC 879
SN Cotulla Assets, LLC 883
SN Operating, LLC 884
SN TMS, LLC 886
SN Catarina, LLC 890
SN EF Maverick, LLC
Rockin L Ranch Company, LLC
SN UR Holdings, LLC 899
SN Capital, LLC 801
SN Services, LLC 893
SN Terminal, LLC 898
SN Midstream, LLC 894
SN Comanche Manager, LLC
SN EF UnSub GP, LLC
SN EF UnSub Holdings, LLC
SN EF UnSub, LP
Sanchez Resources, LLC
SR Acquisition I, LLC
SR Acquisition III, LLC
SR TMS, LLC

© 2018 Sanchez Energy Corporation

SCHEDULE 7.05

LITIGATION

NONE.

SCHEDULE 7.14

LIST OF SUBSIDIARIES

See Schedule 7.01 for the name of, and the ownership interest of Borrower in, each Subsidiary of the Borrower as of the Third Amended and Restated Effective Date.

Name	Jurisdiction of Organization	Federal Taxpayer Identification Number	Organizational Identification Number
Restricted Subsidiaries
SN Palmetto, LLC	Delaware	45-3193696	5027789
SN Marquis LLC	Delaware	45-3090102	5061848
SN Cotulla Assets, LLC	Texas	45-3090102	801757040
SN Operating, LLC	Texas	45-3902143	801757045
SN TMS, LLC	Delaware	45-3090102	5383007
SN Catarina, LLC	Delaware	45-3090102	5518394
SN EF Maverick, LLC	Delaware	45-3090102	6257550
Rockin L Ranch Company, LLC	Delaware	45-3090102	6296611
Unrestricted Subsidiaries
SN UR Holdings, LLC	Delaware	45-3090102	5913855
SN Services, LLC	Delaware	45-3090102	5560677
SN Terminal, LLC	Delaware	45-3090102	5913857
SN Midstream, LLC	Delaware	45-3090102	5287866
SN Comanche Manager, LLC	Delaware	45-3090102	6319242
SN EF UnSub GP, LLC	Delaware	35-2596466	6257546
SN EF UnSub, LP	Delaware	36-4855302	6257670
SN EF UnSub Holdings, LLC	Delaware	45-3090102	6257548
Sanchez Resources, LLC	Delaware	45-3090102	4873149

SR TMS, LLC	Delaware	45-3090102	5372292
SR Acquisition III, LLC	Delaware	45-3090102	5336370
SR Acquisition I, LLC	Delaware	45-3090102	4884552
SN Capital, LLC	Delaware	45-3090102	5979515

SCHEDULE 7.20

SWAP AGREEMENTS

Transactions Executed Under Master Agreements

Oil Swaps:

Trade ID	Contract Period	Derivative Instrument	Counterparty	Barrels	Purchased	Pricing Index	Fair value as of January 31, 2018
65157696	January 01, 2019 - December 31, 2019	Swap	Comerica	365,0000	$50.00	NYMEX WTI	$(2,811,930)
65157698	February 01, 2018 - December 31, 2018	Swap	Capital One	334,000	$50.40	NYMEX WTI	$(4,077,025)
65157823	February 01, 2018 - December 31, 2018	Swap	Capital One	334,000	$50.07	NYMEX WTI	$(4,186,158)
65157826	January 01, 2019 - December 31, 2019	Swap	Capital One	365,000	$50.07	NYMEX WTI	$(2,787,199)
65157913	February 01, 2018 - December 31, 2018	Swap	Capital One	334,000	$50.10	NYMEX WTI	$(4,176,234)
65157916	January 01, 2019 - December 31, 2019	Swap	Capital One	365,000	$50.10	NYMEX WTI	$(2,776,599)
65158441	February 01, 2018 - December 31, 2018	Swap	Bank of Montreal	334,000	$50.06	NYMEX WTI	$(4,189,464)
65158444	January 01, 2019 - December 31, 2019	Swap	Bank of Montreal	365,000	$50.06	NYMEX WTI	$(2,790,731)
66282822	February 01, 2018 - December 31, 2018	Swap	Macquarie	334,000	$51.45	NYMEX WTI	$(3,729,781)
66282823	February 01, 2018 - December 31, 2018	Swap	ING	668,000	$51.61	NYMEX WTI	$(7,353,737)
66302382	February 01, 2018 - December 31, 2018	Swap	Comerica	334,000	$51.60	NYMEX WTI	$(3,680,176)
66303973	February 01, 2018 - December 31, 2018	Swap	Fifth Third Bank	334,000	$51.60	NYMEX WTI	$(3,680,176)
66321193	February 01, 2018 - December 31, 2018	Swap	Fifth Third Bank	334,000	$51.20	NYMEX WTI	$(3,812,457)
67698632	February 01, 2018 - December 31, 2018	Swap	RBC	334,000	$51.35	NYMEX WTI	$(3,762,852)
67698637	February 01, 2018 - December 31, 2018	Swap	Bank of Montreal	334,000	$51.40	NYMEX WTI	$(3,746,316)
68050414	February 01, 2018 - December 31, 2018	Swap	Capital One	668,000	$55.00	NYMEX WTI	$(5,111,547)
68518100	February 01, 2018 - December 31, 2018	Swap	RBC	334,000	$51.35	NYMEX WTI	$(3,762,852)
68518101	February 01, 2018 - December 31, 2018	Swap	Bank of Montreal	334,000	$51.40	NYMEX WTI	$(3,746,316)
							$(70,181,550.00)

Oil Call Swaption:

Trade ID	Contract Period	Derivative Instrument	Counterparty	Barrels	Strike Price	Pricing Index	Fair value as of January 31, 2018
68050440	January 01, 2019 - December 31, 2019	Swaption Call	Capital One	730,000	$55.00	NYMEX WTI	$(4,518,451.00)
							$(4,518,451.00)

Gas Swaps:

Trade ID	Contract Period	Derivative Instrument	Counterparty	MMBtu	Purchased	Pricing Index	Fair value as of January 31, 2018
58725146	February 01, 2018 - December 31, 2018	Swap	Capital One	3,340,000	$3.00	NYMEX Henry Hub	$25,396
58945762	February 01, 2018 - December 31, 2018	Swap	RBC	3,340,000	$3.00	NYMEX Henry Hub	$25,396
59647189	February 01, 2018 - December 31, 2018	Swap	Capital One	3,340,000	$3.02	NYMEX Henry Hub	$91,660
59647190	January 01, 2019 - December 31, 2019	Swap	Capital One	3,650,000	$3.02	NYMEX Henry Hub	$664,902
59648288	February 01, 2018 - December 31, 2018	Swap	Bank of Montreal	3,340,000	$3.02	NYMEX Henry Hub	$91,660
59648293	January 01, 2019 - December 31, 2019	Swap	Bank of Montreal	3,650,000	$3.02	NYMEX Henry Hub	$664,902
61778196	February 01, 2018 - December 31, 2018	Swap	ING	835,000	$3.00	NYMEX Henry Hub	$6,349
61825415	February 01, 2018 - December 31, 2018	Swap	ING	3,340,000	$3.00	NYMEX Henry Hub	$25,396
62829247	February 01, 2018 - February 28, 2018	Swap	Bank of Montreal	1,050,000	$3.07	NYMEX Henry Hub	$(591,596)
62829248	March 01, 2018 - March 31, 2018	Swap	Bank of Montreal	775,000	$3.07	NYMEX Henry Hub	$56,110
62829249	April 01, 2018 - April 30, 2018	Swap	Bank of Montreal	750,000	$3.07	NYMEX Henry Hub	$155,199
62829250	May 01, 2018 - May 31, 2018	Swap	Bank of Montreal	620,000	$3.07	NYMEX Henry Hub	$131,802
62829251	June 01, 2018 - June 30, 2018	Swap	Bank of Montreal	600,000	$3.07	NYMEX Henry Hub	$108,246
62829252	July 01, 2018 - July 31, 2018	Swap	Bank of Montreal	387,500	$3.07	NYMEX Henry Hub	$55,181
62829253	August 01, 2018 - August 31, 2018	Swap	Bank of Montreal	387,500	$3.07	NYMEX Henry Hub	$55,855
62829254	September 01, 2018 - September 30, 2018	Swap	Bank of Montreal	375,000	$3.07	NYMEX Henry Hub	$60,991
62829255	October 01, 2018 - October 31, 2018	Swap	Bank of Montreal	387,500	$3.07	NYMEX Henry Hub	$54,889
62829256	November 01, 2018 - November 30, 2018	Swap	Bank of Montreal	225,000	$3.07	NYMEX Henry Hub	$22,053
62829257	December 01, 2018 - December 31, 2018	Swap	Bank of Montreal	155,000	$3.07	NYMEX Henry Hub	$(4,343)
63420765	February 01, 2018 - December 31, 2018	Swap	Capital One	3,340,000	$3.00	NYMEX Henry Hub	$25,396
65104176	February 01, 2018 - December 31, 2018	Swap	ING	16,700,000	$3.04	NYMEX Henry Hub	$789,624
66320665	April 01, 2018 - April 30, 2018	Swap	RBC	696,000	$2.93	NYMEX Henry Hub	$48,587
66320666	May 01, 2018 - May 31, 2018	Swap	RBC	651,000	$2.93	NYMEX Henry Hub	$49,264
66320667	June 01, 2018 - June 30, 2018	Swap	RBC	759,000	$2.93	NYMEX Henry Hub	$33,196
66320668	July 01, 2018 - July 31, 2018	Swap	RBC	874,200	$2.93	NYMEX Henry Hub	$5,205
66320669	August 01, 2018 - August 31, 2018	Swap	RBC	939,300	$2.93	NYMEX Henry Hub	$7,444
66320670	September 01, 2018 - September 30, 2018	Swap	RBC	1,128,000	$2.93	NYMEX Henry Hub	$30,112
66320671	October 01, 2018 - October 31, 2018	Swap	RBC	995,100	$2.93	NYMEX Henry Hub	$5,894
66320672	November 01, 2018 - November 30, 2018	Swap	RBC	1,128,000	$2.93	NYMEX Henry Hub	$(42,224)
66320673	December 01, 2018 - December 31, 2018	Swap	RBC	1,128,400	$2.93	NYMEX Henry Hub	$(184,175)
							$2,468,371

						Grand Total	$(72,231,630)

The Credit support agreements relating to the Swap Agreements listed above are the “Security instruments” (as defined in the Credit Agreement).

Each counterparty listed above is s “Secured Swap Provider” and a “Secured Priority Swap Provider” (as such terms are defined in the Credit Agreement).